Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of December 10, 2010

among

TORCHMARK CORPORATION,

as the Borrower,

TMK RE, LTD.,

as a Loan Party,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender, L/C Issuer and L/C Administrator,

BANK OF AMERICA, N.A.

and

REGIONS BANK,

as Co-Syndication Agents

and

SUNTRUST BANK

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,

as Joint Lead Arrangers and Joint Book Runners

i

5.04	Binding Effect	65
5.05	Financial Statements; No Material Adverse Effect	65
5.06	Litigation	65
5.07	No Default	66
5.08	Ownership of Property; Liens	66
5.09	Environmental Compliance	66
5.10	Insurance	66
5.11	Taxes	66
5.12	ERISA Compliance	66
5.13	Subsidiaries; Equity Interests	67
5.14	Margin Regulations; Investment Company Act	67
5.15	Disclosure	68
5.16	Compliance with Laws	68
5.17	Intellectual Property; Licenses, Etc.	68
5.18	Solvent	68
5.19	Insurance Licenses	68
5.20	Indebtedness and Liens	69
5.21	Reserves	69
5.22	First Priority Interest	69

ARTICLE VI	AFFIRMATIVE COVENANTS	69

6.01	Financial Statements	69
6.02	Certificates; Other Information	70
6.03	Notices	72
6.04	Payment of Obligations	73
6.05	Preservation of Existence, Etc.	73
6.06	Maintenance of Properties	73
6.07	Maintenance of Insurance	73
6.08	Compliance with Laws	74
6.09	Books and Records	74
6.10	Inspection Rights	74
6.11	Use of Proceeds	74
6.12	Further Assurances	74
6.13	Collateral Requirements	75
6.14	Conduct of Insurance Business	75

ARTICLE VII	NEGATIVE COVENANTS	75

7.01	Liens	75
7.02	Acquisitions	76
7.03	Guarantees	76
7.04	Fundamental Changes	76
7.05	Dispositions	76
7.06	Sale and Leaseback	76
7.07	Change in Nature of Business	76
7.08	Transactions with Affiliates	77
7.09	Burdensome Agreements	77
7.10	Use of Proceeds	77

7.11	Financial Covenants	77
7.12	Preferred Securities	78

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	78

8.01	Events of Default	78
8.02	Remedies Upon Event of Default	80
8.03	Application of Funds	81

ARTICLE IX	ADMINISTRATIVE AGENT	82

9.01	Appointment and Authority	82
9.02	Rights as a Lender	82
9.03	Exculpatory Provisions	83
9.04	Reliance by Administrative Agent	83
9.05	Delegation of Duties	84
9.06	Resignation of Administrative Agent	84
9.07	Non-Reliance on Administrative Agent and Other Lenders	85
9.08	No Other Duties, Etc.	85
9.09	Administrative Agent May File Proofs of Claim	85
9.10	No Other Duties, etc.	86

ARTICLE X	MISCELLANEOUS	86

10.01	Amendments, Etc.	86
10.02	Notices; Effectiveness; Electronic Communication	88
10.03	No Waiver; Cumulative Remedies	89
10.04	Expenses; Indemnity; Damage Waiver	89
10.05	Payments Set Aside	92
10.06	Successors and Assigns; Participations	92
10.07	Confidentiality	96
10.08	Right of Setoff	97
10.09	Interest Rate Limitation	97
10.10	Counterparts; Integration; Effectiveness	98
10.11	Survival of Representations and Warranties	98
10.12	Severability	98
10.13	Replacement of Lenders	98
10.14	Governing Law; Jurisdiction; Etc.	99
10.15	Waiver of Jury Trial	100
10.16	Exceptions to Covenants	100
10.17	No Strict Construction	101
10.18	USA PATRIOT Act Notice	101
10.19	Guaranty	101
10.20	ENTIRE AGREEMENT	105
10.21	Existing Credit Agreement Matters	105

SCHEDULES

1.01	Collateral Advance Rates
2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.06	Existing Litigation
5.13	Subsidiaries and Other Equity Investments
5.19	Insurance Licenses
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Assignment and Assumption
B	Compliance Certificate
C	Revolving Loan Notice
D	Revolving Note
E	Several Letter of Credit
F	Swing Line Loan Notice
G	Swing Line Note
H	Borrowing Base Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 10, 2010, among each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender, L/C Issuer and L/C Administrator, TORCHMARK CORPORATION, a Delaware corporation (the “Borrower”), and TMK RE, LTD., a Bermuda reinsurance corporation (“TMK”).

The Loan Parties (as defined herein) have requested that the Lenders provide a revolving credit facility, the proceeds of which will be used (a) for the general corporate purposes of the Borrower and its Subsidiaries (as defined herein), including repayment of maturing commercial paper indebtedness, and (b) for the issuance of standby letters of credit for the Loan Parties and their respective Subsidiaries, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Adjusted Fair Market Value” means with respect to any Eligible Collateral, an amount equal to the product of the Fair Market Value of such Eligible Collateral and the applicable percentage with respect to such Eligible Collateral as set forth on Schedule 1.01.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Loan Parties and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and in any event shall include (a) any officer, director or general partner of such Person and (b) any Person, or Affiliate of such Person that, directly or indirectly, beneficially owns 10% or more of the voting Equity Interests of the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitment is $600,000,000.

“Agreement” means this Credit Agreement.

“AIL” means American Income Life Insurance Company, an Indiana insurance company.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements recommended by the NAIC to be used for filing annual statutory financial statements and shall contain the type of information recommended by the NAIC to be disclosed therein, together with all exhibits or schedules filed therewith.

“Applicable Issuing Party” means (a) in the case of Fronted Letters of Credit, the Fronting Bank which issued such Fronted Letter of Credit and (b) in the case of Several Letters of Credit, the L/C Administrator.

“Applicable Law” means in respect of any Person, all provisions of Laws applicable to such Person, and all orders and decrees of all courts and determinations of arbitrators applicable to such Person.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.14. If the commitment of each Lender to make Loans and issue Several Letters of Credit, the obligation of the Fronting Banks to issue Fronted Letters of Credit, and the commitment of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Debt Rating set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Eurodollar Rate Letter of Credit Fee	Base Rate	All-In Drawn
1	≥A+/≥A1	0.125%	0.875%	0.000%	1.000%
2	A/A2	0.150%	1.100%	0.100%	1.250%
3	A-/A3	0.175%	1.325%	0.325%	1.500%
4	BBB+/Baa1	0.250%	1.500%	0.500%	1.750%
5	< BBB+/<Baa1	0.350%	1.900%	0.900%	2.250%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a different Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply. If at any time the Borrower has a Debt Rating from either Moody’s or S&P but not from both Moody’s and S&P, then the Pricing Level shall be based on the single available Debt Rating. If at any time the Borrower does not have a Debt Rating from Moody’s and does not have a Debt Rating from S&P, then Pricing Level 5 shall apply. If at any time Pricing Level 5 is applicable pursuant to the preceding sentence, the Lenders will, at the request of the Borrower, enter into good faith negotiations with the Borrower regarding amending this definition to refer to debt or corporate credit ratings provided by one or more mutually satisfactory alternate debt or corporate credit rating providers.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“BAS Fee Letter” means that certain letter agreement, dated as of October 22, 2010, among the Borrower, Bank of America, N.A. and Banc of America Securities LLC (predecessor to Merrill Lynch, Pierce, Fenner & Smith Incorporated).

“Base Rate” means, as of any date of determination, the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate for such day plus 1.25% and (c) the One Month LIBOR Rate for such day (determined on a daily basis as set forth in the definition of “Eurodollar Rate”) plus 1.25%. As used in this definition, “One Month LIBOR Rate” means the Eurodollar Rate with a term equivalent to one month commencing on such date of determination.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, on any date of determination, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Collateral on such date.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit H with such changes therein as the Administrative Agent may reasonably request from time to time.

“Business Day” means (a) except as set forth in clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of North Carolina, the State of New York or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Cash” means U.S. money, U.S. currency or a Dollar credit balance in a Deposit Account which is a Collateral Account, which money, currency, credit balance and Deposit Account are free and clear of any claim or Lien of any Person other than the Administrative Agent or as otherwise herein provided.

“Cash Collateralize” has the meaning specified in Section 2.03(g)(ii).

“Ceding Company” means an insurance or reinsurance Wholly-Owned Subsidiary of the Borrower that has, pursuant to an Insurance Contract or a Reinsurance Contract with TMK, agreed with TMK that TMK, as reinsurer, shall assume certain liabilities of such insurance or reinsurance company under an Insurance Contract.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith shall be deemed to have gone into effect and been adopted after the date of this Agreement.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any “Change of Control” as defined in any Indebtedness of the Borrower or any of its Subsidiaries shall occur.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, with respect to any Loan Party, all property and assets with respect to which a security interest is purported to be granted in favor of the Administrative Agent pursuant to a Security Agreement executed by such Loan Party.

“Collateral Account” means any account at Wells Fargo or other institution satisfactory to the Administrative Agent, in its sole discretion, as to which Wells Fargo (or such other institution), the Borrower and the Administrative Agent have entered into a Control Agreement and in which the Administrative Agent has a perfected, first priority security interest.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) issue Several Letters of Credit and purchase participations in L/C Obligations arising under Fronted Letters of Credit, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or joinder agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated Capitalization” means, at any date of determination, the sum of (a) Consolidated Net Worth as at such date plus (b) Consolidated Indebtedness as at such date.

“Consolidated Indebtedness” means the Indebtedness of the Borrower and its Subsidiaries (excluding any obligations in respect of Subordinated Debt not to exceed $250,000,000 in aggregate principal amount) determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period of calculation, the net income of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at any date of determination, the amount of consolidated common and preferred shareholders’ equity of the Borrower and its Subsidiaries (including, without limitation, Subordinated Debt, the aggregate principal amount of which does not exceed $250,000,000), determined as at such date in accordance with GAAP; provided, however, that the effect of the application of FASB ASC 320 (formerly known as FAS 115) shall be excluded when computing Consolidated Net Worth.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an agreement between the Borrower, Wells Fargo and the Administrative Agent with respect to any deposit or securities account of the Borrower in which a security interest is purported to be granted to the Administrative Agent pursuant to the Security Agreement in form and substance reasonably acceptable to the Administrative Agent.

“Corporate Debt Securities” means debt securities issued by Persons which are domiciled in the United States or any State or other political subdivision thereof and which are not individuals or governmental entities.

“Co-Syndication Agents” means, collectively, Bank of America, N.A. and Regions Bank.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debenture Purchase Agreements” means (i) the Debenture Purchase Agreement dated as of June 8, 2006 between the Borrower and Torchmark Capital Trust III entered into in connection with the Trust Preferred Securities III, as in effect on June 8, 2006, and (ii) any other agreement between the Borrower and a third Person with respect to the issuance of Subordinated Debt or Preferred Securities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in Letters of Credit, payment obligations under Several Letters of Credit or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (d) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained by a Loan Party with Wells Fargo.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividends” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Collateral” means Cash, Listed Money Market Funds, Corporate Debt Securities and U.S. Government Debt Securities, which (a) have the required rating as set forth on Schedule 1.01, (b) are capable of being marked to market on a daily basis and (c) are held in a Collateral Account.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests, other than a net profits based bonus program, in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer, any Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), (i) any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (ii) taxes imposed by FATCA.

“Existing Credit Agreement” means, that certain $600,000,000 Credit Agreement dated as of November 18, 2004 among the Borrower, TMK, Bank of America, N.A., as administrative agent, and a syndicate of lenders, as amended, modified and supplemented.

“Fair Market Value” means (a) with respect to any publicly traded security the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported by the Depository Trust Company or if not so reported, in any nationally recognized financial journal or newspaper), (b) with respect to Cash, the amount thereof, and (c) with respect to any Eligible Collateral (other than those set forth in clauses (a), and (b)), the price for such Eligible Collateral on the date of calculation obtained from a generally recognized source approved by the Administrative Agent or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to a particular security, any other source selected in good faith by the Administrative Agent or assigned to such security by the Administrative Agent in accordance with its standard valuation procedures in effect at the applicable time).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the Wells Fargo Fee Letter, (b) the BAS Fee Letter, (c) the Regions Fee Letter and (d) the letter agreement, dated October 22, 2010, among the Borrower, Wells Fargo, Wells Fargo Securities, LLC, Bank of America, N.A., Banc of America Securities LLC (predecessor to Merrill Lynch, Pierce, Fenner & Smith Incorporated), Regions Bank and Regions Capital Markets, a division of Regions Bank.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronted Letter of Credit” means a Letter of Credit issued by a Fronting Bank in which the Lenders purchase a risk participation pursuant to Section 2.03.

“Fronting Bank” means (a) in the case of Fronted Letters of Credit, each of Wells Fargo and any other Lender which has agreed at the Borrower’s request to issue Letters of Credit or any successor fronting bank and (b) in the case of Several Letters of Credit, the Person described in clause (a) who has agreed to act as fronting bank on behalf of any Participating Bank.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Fronting Bank, (i) such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Fronted Letters of Credit of such Fronting Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (ii) if such Defaulting Lender is a Participating Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Several Letters of Credit as to which such Fronting Bank has fronted for such Defaulting Lender as a Participating Bank and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which Cash Collateralization or other credit support acceptable to the Swing Line Lender shall have been provided in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Debt” has the meaning specified in Section 10.19(a).

“Guaranteed Parties” has the meaning specified in Section 10.19(b).

“Guaranty” means the provisions of Section 10.19 and the rights and the obligations of the Borrower thereunder.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.

“Increase Effective Date” has the meaning specified in Section 2.14(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract (computed as set forth below);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations (computed as set forth below);

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

With respect to the Borrower, solely for purposes of computations of the ratio of Consolidated Indebtedness to Consolidated Capitalization, Indebtedness shall expressly exclude any indebtedness of the Borrower arising under the Debenture Purchase Agreements. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insurance Contract” means an insurance contract or reinsurance contract entered into by a Ceding Company.

“Insurance Subsidiary” means any Subsidiary of the Borrower which is engaged in the life, health or accident insurance business, including TMK.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices (ISP 98), Publication 590.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement or instrument entered into by the Applicable Issuing Party and the applicable Loan Party (or any Subsidiary) or in favor of the Applicable Issuing Party and relating to any such Letter of Credit.

“Joint Arrangers” means Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Regions Capital Markets, a division of Regions Bank, in their capacity as joint lead arrangers and joint book runners.

“Junior Subordinated Debenture” means the 7.100% Junior Subordinated Debenture due 2046 of the Borrower in the principal amount of $123,711,350 issued in connection with the Trust Preferred Securities III.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Administrator” means Wells Fargo, acting as letter of credit administrator for the Lenders, together with any replacement or successor L/C Administrator.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Advance Date” has the meaning specified in Section 2.03(c)(ii).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) with respect to any Fronted Letter of Credit, the Fronting Bank which has issued such Letter of Credit and (b) with respect to a Several Letter of Credit, each Lender other than a Participating Bank.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. For purposes of determining the L/C Obligations held by any Lender, a Lender shall be deemed to hold an amount equal to the sum of (a) the aggregate amount of each Lender’s direct obligation in all outstanding Several Letters of Credit (or, if a Participating Bank, its risk participation in Several Letters of Credit), (b) its risk participation in all outstanding Fronted Letters of Credit, and (c) its L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. Each Letter of Credit shall be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Applicable Issuing Party.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $250,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“LIBOR” means for any Interest Period, with respect to a Eurodollar Rate Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association “Interest Settlement Rates” for deposits in Dollars (as set forth by any service (including Bloomberg, Reuters and Thomson Financial) selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) in an amount approximately equal to the principal amount to which such Interest Period applies (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (provided that, if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars in an amount approximately equal to the principal amount to which such Interest Period applies (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period are offered for such Interest Period by Wells Fargo to major banks in the London interbank offered market in London, England at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the beginning of such Interest Period). Each determination by the Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“License” means any license, certificate of authority, permit or other authorization which is required to be obtained from a Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever

(including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding (a) liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, (c) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA, (d) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, and (e) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person).

“Listed Money Market Fund” means a money market fund that complies with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and is rated AAA by S&P and Aaa by Moody’s.

“LNLIC” means Liberty National Life Insurance Company, a Nebraska insurance company.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in form of a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letters, each Compliance Certificate, each Revolving Loan Notice, each Swing Line Loan Notice, any agreement creating or perfecting rights in Collateral pursuant to the provisions of this Agreement, each Guaranty, each Control Agreement and each Security Agreement.

“Loan Parties” means, collectively, the Borrower and TMK.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties, or any of them, or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) January 7, 2015 or (b) such earlier date as (i) the Obligations become due and payable pursuant to this Agreement (whether by acceleration, prepayment in full, scheduled reduction or otherwise) or (ii) there shall exist an Event of Default under Section 8.01(f) of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissions and similar Governmental Authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such Governmental Authorities.

“NAIC Approved Bank” means any bank listed on the most current list of banks approved by the Securities Valuation Office of the NAIC and acting through the branch so listed.

“Net Proceeds” means, with respect to the sale or issuance by the Borrower or any of its Subsidiaries to any Person (other than to the Borrower or a Wholly-Owned Subsidiary) of any Equity Interests, including any conversion of debt securities into Equity Interests, the excess of (a) the gross proceeds from such sale, issuance, or conversion over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees and disbursements actually incurred in connection with each such sale, issuance or conversion.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Notes” means the Revolving Loan Notes and the Swing Line Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Bank” means, from time to time, with respect to any Several Letter of Credit, a Lender that is unable to issue such Letter of Credit because (a) it is unable due to regulatory restrictions or other legal impediments based on its relationship to the beneficiary or (b) it is not, or has lost its status as, an NAIC Approved Bank (if such Letter of Credit must be issued by NAIC Approved Banks). On the Closing Date, there are no Participating Banks.

“Participating Notice” means a written notice delivered by a Lender to the Borrower, the Administrative Agent, the L/C Administrator and Wells Fargo to the effect that such Lender is a Participating Lender with respect to any potential (or previously issued but to be amended) Several Letter of Credit and stating the basis for such status. If the basis for such status is that such Lender is not, or has lost its status as, an NAIC Approved Bank, then (a) such notice shall be deemed applicable to each subsequently issued Several Letter of Credit which must be issued by NAIC Approved Banks until such notice has been withdrawn and (b) such Lender shall promptly withdraw such notice (by subsequent written notice to the parties named above) at such time, if ever, as such Lender has attained or regained status as an NAIC Approved Bank.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means the Acquisition of any Person which has been approved and recommended by the board of directors (or the functional equivalent thereof) of the Person being acquired.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Preferred Securities” means, to the extent outstanding, collectively, the Trust Preferred Securities III and any other trust preferred securities issued in connection with any other Subordinated Debt.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property” means any interest of the Borrower or any Subsidiary in any kind or property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” has the meaning specified in Section 6.02.

“Quarterly Statement” means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements recommended by the NAIC to be used for filing quarterly statutory financial statements and shall contain the type of information recommended by the NAIC to be disclosed therein, together with all exhibits or schedules filed therewith.

“Regions Fee Letter” means that certain letter agreement, dated as of October 22, 2010, among the Borrower, Regions Bank and Regions Capital Markets, a division of Regions Bank.

“Register” has the meaning specified in Section 10.06(c).

“Reinsurance Contract” means a reinsurance contract between TMK, as reinsurer, and a Ceding Company pursuant to which TMK, as reinsurer, assumes certain liabilities of the Ceding Company with respect to one or more Insurance Contracts.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and to issue Several Letters of Credit and the obligations of the Fronting Banks to issue Fronted Letters of Credit have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any Dividend, (b) any Equity Interest repurchase or redemption, and (c) any payment or prepayment of principal, interest, premium or penalty in respect of any Indebtedness or any defeasance, redemption, purchase, repurchase or other acquisition or retirement for value, in whole or in part, of any Indebtedness.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C.

“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit D.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) as of the date hereof in the jurisdiction of incorporation of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured L/C Obligations” means L/C Obligations with respect to Secured Letters of Credit.

“Secured Letter of Credit” means a Letter of Credit issued at the request of a Loan Party which has been designated as a “Secured Letter of Credit” in the applicable Letter of Credit Application and which has not been redesignated as an Unsecured Letter of Credit pursuant to Section 2.03(l).

“Security Agreement” means, individually and collectively, each security agreement or other collateral document, each in form and substance satisfactory to the Administrative Agent, entered into between the Administrative Agent and a Loan Party pursuant hereto.

“Several Letter of Credit” means a Letter of Credit issued severally by or on behalf of the Lenders pursuant to which the Lenders are severally liable to the beneficiary, which shall be substantially in the form of Exhibit E or in such other form consistent with the proviso to Section 2.03(a)(iii)(D) as may be agreed by the applicable Loan Party and the L/C Administrator.

“Significant Insurance Subsidiary” means any Significant Subsidiary which is an Insurance Subsidiary, and shall in any event include Globe Life And Accident Insurance Company, a Nebraska insurance company, LNLIC, United American Insurance Company, a Nebraska insurance company, AIL, and, prior to the UIL Disposition, UIL.

“Significant Subsidiary” of a Person means a “significant subsidiary” as defined in Rule 1-02(v) of Regulation S-X of the Securities and Exchange Commission (17 CFR Part 210). Unless otherwise expressly provided, all references herein to a “Significant Subsidiary” shall mean a Significant Subsidiary of the Borrower.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“Subordinated Debt” means, collectively, (i) the Junior Subordinated Debenture and (ii) any other unsecured indebtedness of the Borrower (and not a Subsidiary) which is subordinated by its terms to the prior payment in full of the Obligations evidenced by this Agreement in a manner no less favorable to the Lenders than the Junior Subordinated Debenture and which contain covenants that are not less favorable to the Borrower than those contained in the Junior Subordinated Debenture.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which more than 50% of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means any and all obligations owed by any Loan Party to any Lender or any Affiliate in respect of a Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit F.

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans, substantially in the form of Exhibit G.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TMK” has the meaning specified in the introductory paragraph hereto.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trust Preferred Securities III” means the 7.100% Trust Preferred Securities issued by Torchmark Capital Trust III on June 8, 2006.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UIL” means United Investors Life Insurance Company, a Nebraska insurance company.

“UIL Disposition” means the sale by Borrower and LNLIC of all Equity Interest issued by UIL; provided (a) the total assets of UIL at the effective time of such sale are not more than $1,150,000,000 (excluding separate account assets), and (b) Borrower and LNLIC shall have received all consents of all Governmental Authorities necessary to consummate such sale.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 or 430 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unsecured Letter of Credit” means a Letter of Credit which is not a Secured Letter of Credit.

“U.S. Government Debt Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wells Fargo Fee Letter” means that certain letter agreement, dated as of October 22, 2010, among the Borrower, Wells Fargo and Wells Fargo Securities, LLC.

“Wholly-Owned Subsidiary” when used to determine the relationship of a Subsidiary to a Person, means a Subsidiary all of the issued and outstanding Equity Interests (other than directors’ qualifying shares) of which shall at the time be owned by such Person or one or more of such Person’s Wholly-Owned Subsidiaries or by such Person and one or more of such Person’s Wholly-Owned Subsidiaries.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) For purposes of Section 8.01(b), a breach of a financial covenant contained in Section 7.11 shall be deemed to have occurred as of any date of determination thereof by the Administrative Agent or as of the last day of any specified measuring period, regardless of when the financial statements reflecting such breach are delivered to the Administrative Agent and the Lenders.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP or SAP, as the case may be, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP or SAP. If at any time any change in GAAP or SAP, as the case may be, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or SAP, as the case may be, (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or SAP, as the case may be, prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or SAP, as the case may be.

Notwithstanding the foregoing, for purposes of financial covenant calculations under Section 7.11, Indebtedness (including Subordinated Debt accorded equity treatment) shall be calculated without giving effect to The Financial Accounting Standards Board Accounting Standards Codification 825.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Revolving Loans.

(a) Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Revolving Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Fronting Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the Availability Period, to issue Fronted Letters of Credit denominated in Dollars for the account of any Loan Party, and to amend or extend Fronted Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Fronted Letters of Credit; and the Lenders severally agree to participate in Fronted Letters of Credit issued for the account of any Loan Party and any drawings thereunder; and (B) each Lender severally agrees, (1) from time to time on any Business Day during the Availability Period, to issue, extend and renew in such Lender’s Applicable Percentage, Several Letters of Credit denominated in Dollars at the request of and for the account of any Loan Party, in accordance with subsection (b) below (except such Letters of Credit as to which it has advised the Administrative Agent and, if applicable, the L/C Administrator that it is a Participating Bank), and (2) to honor its Applicable Percentage of drawings under the Several Letters of Credit and each Fronting Bank who has agreed to front for a Participating Bank under Several Letters of Credit hereby agrees that it shall be severally (and not jointly) liable for an amount equal to its Applicable Percentage plus such Participating Bank’s Applicable Percentage under each Several Letter of Credit and each Participating Bank hereby agrees to purchase a risk participation in the obligations of the relevant Fronting Bank under any such Several Letter of Credit in an amount equal to such Participating Bank’s Applicable Percentage; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, (y) the Secured L/C Obligations shall not exceed the Borrowing Base, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. In addition, Wells Fargo agrees that, (A) solely with respect to any Lender which has delivered to Wells Fargo a Participating Notice and (B) solely with respect to Several Letters of Credit as to which such Lender is a Participating Bank and which are issued or amended after Wells Fargo’s receipt of such Participating Notice, Wells Fargo shall act as a

Fronting Bank for such Lender. Each request by any Loan Party for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Loan Party that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Loan Parties’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Loan Parties may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The Applicable Issuing Party shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date (provided that any Letters of Credit issued on, or within five (5) Business Days after, the Closing Date may have an expiry date not to exceed fourteen months after the date of issuance);

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; or

(C) such Letter of Credit is to be denominated in a currency other than Dollars.

(iii) Neither any L/C Issuer nor the L/C Administrator shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Person from issuing such Letter of Credit, or any Law applicable to such Person or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Person shall prohibit, or request that such Person refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Person with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Person is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Person any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Person in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Person related to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the Applicable Issuing Party, such Letter of Credit is in an initial stated amount less than $100,000;

(D) in the case of a Several Letter of Credit, such Letter of Credit is not substantially in the form of Exhibit E (provided that the Applicable Issuing Party may agree to reasonable changes to such form, not adverse to the interests of the Lenders, necessary to satisfy any then applicable requirements of the applicable insurance regulators);

(E) only with respect to (1) a Fronted Letter of Credit or (2) a Several Letter of Credit as to which such Defaulting Lender is a Participating Bank, any Lender is at the applicable time a Defaulting Lender and the Fronting Bank has (or after giving effect to the issuance of such Letter of Credit will have) Fronting Exposure (after giving effect to Section 2.15(c)), unless the Fronting Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Fronting Bank (in its sole discretion) with such Defaulting Lender or the Borrower to eliminate the Fronting Bank’s Fronting Exposure (after giving effect to Section 2.15 (c)) with respect to such Defaulting Lender arising from either such Letter of Credit or such Letter of Credit and all other L/C Obligations (including as Fronting Bank for a Participating Bank) as to which the Fronting Bank has Fronting Exposure (after giving effect to Section 2.15 (c)) as it may elect in its sole discretion; or

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) No Applicable Issuing Party shall amend any Letter of Credit if such Applicable Issuing Party would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The Applicable Issuing Party shall be under no obligation to amend any Letter of Credit if (A) the Applicable Issuing Party would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Administrator is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Lender (unless such Lender has delivered a Participating Notice which is applicable to such Several Letter of Credit and has not been withdrawn). The L/C Administrator shall use the Applicable Percentage of an L/C Issuer under each Several Letter of Credit provided that the applicable Fronting Bank for such Participating Bank shall be severally (and not jointly) liable for an amount equal to its Applicable Percentage plus the Applicable Percentage of each Participating Bank. The L/C Administrator shall not amend any Several Letter of Credit to change the “Commitment Shares” of a Lender or add or delete a Lender liable thereunder unless such amendment is done in connection with an assignment in accordance with Section 10.06, a change in the Lenders and/or the Applicable Percentages as a result of any increase in the Aggregate Commitments pursuant to Section 2.14 or any other addition or replacement of a Lender in accordance with the terms of this Agreement or a change in status of a Lender as a Participating Bank. Each Lender hereby irrevocably constitutes and appoints the L/C Administrator its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the L/C Administrator to issue, execute and deliver, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and to carry out the purposes of this Agreement with respect to Several Letters of Credit. Upon request, each Lender shall execute such powers of attorney or other documents as any beneficiary of any Several Letter of Credit may reasonably request to evidence the authority of the L/C Administrator to execute and deliver such Several Letter of Credit and any amendment or other modification thereto on behalf of the Lenders.

(vii) The Applicable Issuing Party shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Applicable Issuing Party shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Applicable Issuing Party in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Fronting Bank and the L/C Administrator with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Fronting Bank and the L/C Administrator.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Loan Party delivered to (x) a Fronting Bank, in the case of Fronted Letters of Credit and (y) the L/C Administrator, in the case of Several Letters of Credit (with a copy in each case to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Loan Party. Such Letter of Credit Application must be received by the Applicable Issuing Party and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the Applicable Issuing Party may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable Issuing Party: (A) the name of the account party, which shall be the applicable Loan Party; (B) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (C) the amount thereof; (D) the expiry date thereof; (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (H) whether such Letter of Credit shall be an Auto-Renewal Letter of Credit; (I) whether such Letter of Credit is to be a Fronted Letter of Credit or a

Several Letter of Credit (and, in the case of Several Letters of Credit, in the event a Lender advises the L/C Administrator that such Lender is a Participating Bank, such Participating Bank’s Applicable Percentage of such Several Letter of Credit will be issued by the applicable Fronting Bank); (J) whether such Letter of Credit will be a Secured Letter of Credit or an Unsecured Letter of Credit; and (K) such other matters as the Applicable Issuing Party may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable Issuing Party (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Applicable Issuing Party may require. Additionally, the applicable Loan Party shall furnish to the Applicable Issuing Party and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Applicable Issuing Party or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the Applicable Issuing Party will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from a Loan Party and, if not, the Applicable Issuing Party will provide the Administrative Agent with a copy thereof. Unless the Applicable Issuing Party has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Applicable Issuing Party shall, on the requested date, issue a Letter of Credit for the account of such Loan Party or enter into the applicable amendment, as the case may be, in each case in accordance with the Applicable Issuing Party’s usual and customary business practices. Immediately upon the issuance of each Fronted Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the issuing Fronting Bank a risk participation in such Fronted Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit. Immediately upon the issuance of a Several Letter of Credit in which a Fronting Bank has “fronted” for a Participating Bank, such Participating Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from the issuing Fronting Bank a risk participation in such Several Letter of Credit in an amount equal to the product of such Participating Bank’s Applicable Percentage times the amount of such Several Letter of Credit.

(iii) If either Loan Party so requests in any applicable Letter of Credit Application, the Applicable Issuing Party may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Applicable Issuing Party to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving ninety (90) days’ (or such lesser number of days specified by the requesting Loan Party in its Letter of Credit Application) prior notice to the beneficiary thereof (the “Nonrenewal Notice Date”). Unless otherwise directed by the Applicable Issuing Party, no Loan Party shall be required to make a specific request to the Applicable Issuing Party for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Applicable Issuing Party to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Applicable Issuing Party shall not permit any such renewal if (A) the Applicable Issuing Party has determined that it would not be permitted, or would have no obligation at such time, to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or (iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 (other than the delivery by the Borrower of a Revolving Loan Notice) is not then satisfied, and in each such case directing the Applicable Issuing Party not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Applicable Issuing Party will also deliver to the Loan Party requesting the issuance or amendment thereof and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing (a “Drawing Request”) under such Letter of Credit, the Applicable Issuing Party shall notify the Loan Party for whose account such Letter of Credit was issued and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Applicable Issuing Party under a Letter of Credit (each such date, an “Honor Date”), such Loan Party shall reimburse the respective L/C Issuers through the Administrative Agent in immediately available funds in an amount equal to the amount of such drawing. If such Loan Party fails to so reimburse the respective L/C Issuers by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, such Loan Party shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery by the Borrower of a Revolving Loan Notice). Any notice given by the Applicable Issuing Party or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make immediately available funds available to the Administrative Agent for the account of the Applicable Issuing Party at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (the “L/C Advance Date”), whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes immediately available funds available shall be deemed to have made a Base Rate Loan to such Loan Party in such amount. The Administrative Agent shall remit the funds so received to the Applicable Issuing Party. To the extent that immediately available funds are received by the Administrative Agent from the Lenders (or the Fronting Bank on behalf of a Participating Bank) with respect to a Several Letter of Credit prior to 2:00 p.m. on the L/C Advance Date, the Administrative Agent shall notify the L/C Administrator and the L/C Administrator shall promptly make such funds available to the beneficiary of such Several Letter of Credit on such date. To the extent that the L/C Administrator has not delivered; funds to any beneficiary of a Several Letter of Credit on behalf of a Lender on the L/C Advance Date, if immediately available funds are received by the Administrative Agent from such Lender: (A) after 2:00 p.m. on the L/C Advance Date, the L/C Administrator shall make such funds available to such beneficiary on the next Business Day; (B) prior to 2:00 p.m. on any Business Day after the L/C Advance Date, the L/C Administrator shall make those funds available to such beneficiary on such Business Day; and (C) after 2:00 p.m. on any Business Day after the L/C Advance Date, the L/C Administrator shall make those funds available to such beneficiary on the next Business Day following such Business Day.

Unless the Administrative Agent or L/C Administrator receives notice from a Lender prior to any L/C Advance Date with respect to a Several Letter of Credit that such Lender will not make available as and when required hereunder to the Administrative Agent the amount of such Lender’s L/C Advance on such L/C Advance Date, the Administrative Agent and the L/C Administrator may assume that such Lender has made such amount available to the Administrative Agent in immediately available funds on the L/C Advance Date and the L/C Administrator may (but shall not be required), in reliance upon such assumption, make available to the beneficiary of the related Several Letter of Credit on such date such Lender’s L/C Advance.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Loan Party shall be deemed to have incurred an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced from (x) in the case of Fronted Letters of Credit, the issuing Fronting Bank and (y) in the case of Several Letters of Credit, from the Lenders to the extent that they have provided funds with respect to such Several Letter of Credit pursuant to Section 2.03(c)(ii), from the Fronting Bank to the extent it has made funds available on behalf of a Participating Bank or from the L/C Administrator to the extent it has made funds available on behalf of a Lender pursuant to Section 2.03(c)(ii). L/C Advances shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. Each Lender’s or Participating Bank’s payment to the Administrative Agent for the account of a Fronting Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Advance and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03. Any payment by a Borrower in respect of such L/C Advance shall be made to the Administrative Agent and upon receipt applied by the Administrative Agent in accordance with Section 2.03(d).

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse a Fronting Bank (or the L/C Administrator pursuant to Section 2.03(c)(ii)) for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant Fronting Bank or the L/C Administrator, as applicable.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the relevant issuing Fronting Bank (or the L/C Administrator pursuant to Section 2.03(c)(ii)) for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, any Fronting Bank, the L/C Administrator, any Lender, any Borrower, any beneficiary named in any Letter of Credit, any transferee of any Letter of Credit (or any Persons for whom any such transferring may be acting) or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document, (D) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (E) the surrender or impairment of any security for the performance or observance of any of the terms of the Loan Documents, (F) any matter or event set forth in Section 2.03(b)(i), or (G) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Loan Parties to reimburse the respective L/C Issuers for the amount of any payment made by the respective L/C Issuers under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of a Fronting Bank or the L/C Administrator any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Fronting Bank or the L/C Administrator, as the case may be, shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Fronting Bank or the L/C Administrator, as the case may be, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Fronting Bank or the L/C Administrator in connection with the foregoing. A certificate of such Fronting Bank or the L/C Administrator, as the case may be submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the Applicable Issuing Party has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Loan Party or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) and in Dollars in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable Fronting Bank or the L/C Administrator in its discretion), each Lender shall pay to the Administrative Agent for the account of such Fronting Bank or L/C Administrator its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of each Loan Party to reimburse the respective L/C Issuers for each drawing under each Letter of Credit issued for its account and to repay each related L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Applicable Issuing Party or any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Applicable Issuing Party under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable Issuing Party under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Loan Party who shall have requested a Letter of Credit or an amendment thereto shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Loan Party’s instructions or other irregularity, such Loan Party will immediately notify the Applicable Issuing Party. The applicable Loan Party shall be conclusively deemed to have waived any such claim against the Applicable Issuing Party and its correspondents unless such notice is given as aforesaid.

(f) Role of Applicable Issuing Party. Each Lender and the Loan Parties agree that, in paying any drawing under a Letter of Credit, the Applicable Issuing Party shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Applicable Issuing Parties, the Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Loan Parties hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Loan Party’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Applicable Issuing Parties, the Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Applicable Issuing Party shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses or otherwise in this subsection (f) to the contrary notwithstanding, the Loan Parties may have a claim against an L/C Issuer and/or an Applicable Issuing Party and an L/C Issuer and/or an Applicable Issuing Party may be liable to the Loan Parties, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Loan Parties which the Loan Parties prove were caused by such L/C Issuer’s and/or the Applicable Issuing Party’s willful misconduct or gross negligence or such L/C Issuer’s or Applicable Issuing Party’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Applicable Issuing Party may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and neither the Applicable Issuing Party nor any Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Loan Parties shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) Sections 2.05(c) and 8.02(c) set forth certain requirements to deliver Cash Collateral in addition to those set forth in Section 2.03(g)(i). For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit Cash with or deliver Cash to the Administrative Agent, for the benefit, as applicable, of the Fronting Banks, L/C Issuers or the Lenders, as collateral for the L/C Obligations, or obligations of the Fronting Bank or Lenders to fund or fund participations in respect of Letters of Credit, to documentation in form and substance satisfactory to the Administrative Agent, the Fronting Banks and the L/C Issuers (which documents are hereby consented to by the Lenders) Derivatives of such term have corresponding meanings. The Loan Parties hereby grant to the Administrative Agent, for the benefit of the Fronting Banks, L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral delivered pursuant to this Section 2.03(g), Section 2.05(c) or Section 8.02(c) shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Applicable Issuing Party and the applicable Loan Party when a Letter of Credit is issued the rules of the Uniform Customs and Practice for Documentary Credits (UCP 600), as most recently published by the International Chamber of Commerce at the time of issuance, or the ISP, as applicable, shall apply to such Letter of Credit.

(i) Letter of Credit Fees. Each Loan Party shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued for such Loan Party’s account equal to (i) in the case of Unsecured Letters of Credit, the Applicable Rate (calculated per day) times the daily amount available to be drawn under such Unsecured Letter of Credit and (ii) in the case of Secured Letters of Credit, 0.50% per annum (calculated per day) times the daily amount available to be drawn under such Secured Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to Fronting Bank. Each Loan Party shall pay directly to each Fronting Bank for its own account, a fronting fee with respect to each Fronted Letter of Credit issued for such Loan Party’s account by such Fronting Bank, at the rate per annum agreed to between the Borrower and such Fronting Bank, calculated based on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand (it being understood that each Fronting Bank will invoice the Loan Parties directly for amounts due under this Section 2.03(j)). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Loan Parties shall pay directly to the Applicable Issuing Party, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the

Applicable Issuing Party relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Several L/C Fronting Fee. Each Loan Party shall pay to the applicable Fronting Bank a fronting fee (the “Several L/C Fronting Fee”) computed on the risk participation purchased by each Participating Bank from such Fronting Bank with respect to each Several Letter of Credit issued for such Loan Party’s account at the rate per annum agreed between such Fronting Bank and the Borrower. Unless otherwise agreed among the applicable Loan Party, the Fronting Bank and the Administrative Agent, the Several L/C Fronting Fee shall be paid quarterly in arrears and each Fronting Bank will invoice the Borrower for any Several L/C Fronting Fees owed to it.

(l) Redesignation of Letters of Credit. Each Loan Party may from time to time, in its sole discretion, but subject to the provisions of this Section, elect to redesignate as an Unsecured Letter of Credit a Letter of Credit which was initially issued as a Secured Letter of Credit issued for such Loan Party’s account. Such redesignation shall be accomplished by the delivery of written notice from such Loan Party to the Administrative Agent at least five (5) Business Days in advance of the date upon which such redesignation is requested to become effective, which notice shall identify the applicable Letter of Credit, shall certify that no Default has occurred and is continuing and shall contain such other information and be in such form as the Administrative Agent may reasonably request. The Administrative Agent shall give prompt notice of its receipt of any such request to the Lenders. The Administrative Agent, in reliance upon such request and certification shall (unless any Lender shall have notified the Administrative Agent in writing that a Default exists) release from the Collateral Account Eligible Collateral having in the aggregate Adjusted Fair Market Value equal or approximately equal to the amount of L/C Obligations associated with such Letter of Credit; provided, however, that in no event shall the Administrative Agent release Eligible Collateral to the extent that, after giving effect to such release, the Borrowing Base would be less than the amount of outstanding Secured L/C Obligations. From and after the date of such release, the applicable Letter of Credit shall be deemed to be an Unsecured Letter of Credit for all purposes hereof, including without limitation for purposes of determining the amount of the Letter of Credit Fee payable with respect thereto pursuant to Section 2.03(i).

(m) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in its reasonable discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line

Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.04, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when (i) any other Lender is a Defaulting Lender and (ii) the Swing Line Lender has (or after giving effect to the making of such Swing Line Loan would have) Fronting Exposure (after giving effect to Section 2.15(c)), unless the Swing Line Lender has entered into arrangements (which may include Cash Collateralization) with the Borrower or such Defaulting Lender which are satisfactory to the Swing Line Lender to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.15(c)) with respect to any such Defaulting Lender.

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $250,000 or in such lesser principal amount as may be outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate

Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date seven (7) days after such Loan is made and (ii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (x) the Highest Lawful Rate and (y) the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (x) the Highest Lawful Rate and (y) the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (x) the Highest Lawful Rate and (y) the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the lesser of (x) the Default Rate and (y) the Highest Lawful Rate, to the fullest extent permitted by Applicable Law.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the lesser of (x) the Default Rate and (y) the Highest Lawful Rate, to the fullest extent permitted by Applicable Law.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the lesser of (x) the Default Rate and (y) the Highest Lawful Rate, to the fullest extent permitted by Applicable Law.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee (“Facility Fee”) equal to the Applicable Rate (calculated per day) times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations), regardless of usage. The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Joint Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Wells Fargo’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Loan Parties and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Loan Parties hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Loan Parties shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Loan Parties hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of payment with respect to principal and interest on Loans in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolving Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Loan Parties; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from any Loan Party prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, a Fronting Bank or an L/C Issuer that the Loan Parties will not make such payment, the Administrative Agent may assume that the Loan Parties have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, such Fronting Bank or such L/C Issuer, as the case may be, the amount due. In such event, if the Loan Parties have not in fact made such payment, then each of the Lenders, Fronting Banks and L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Person, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or a Loan Party with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the

Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund Several Letters of Credit, to purchase and fund participations in Fronted Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any Several Letter of Credit, to purchase and fund such participations or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $200,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 and (ii) the Borrower may make a maximum of two such requests in any calendar year. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Administrator (which approvals shall not be unreasonably withheld), the Borrower may also invite additional assignees (which would be permitted to be assignees pursuant to Section 10.06) to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. Any increase of the Aggregate Commitment pursuant to this Section shall also be subject to receipt by the Administrative Agent from the Loan Parties of such supplemental certificates and other customary documents as the Administrative Agent may reasonably request.

(f) Reallocation Upon Increase. On the Increase Effective Date the outstanding Revolving Loans and Applicable Percentages of Swing Line Loans and L/C Obligations will be reallocated by the Administrative Agent among the Lenders (including any new Lenders) in accordance with their revised Applicable Percentages (and the Lenders (including any new Lenders) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 3.05 in connection with such reallocation as if such reallocation were a repayment).

(g) Revised Percentages and Letter of Credit Amendments. The Administrative Agent shall promptly notify the Lenders of the new Applicable Percentages after giving effect to each increase in the Aggregate Commitments pursuant hereto. Promptly after the date of each such increase, the L/C Administrator shall amend the outstanding Several Letters of Credit to reflect the new “Commitment Share” of each Lender (including any new Lenders) and prior to the date a Several Letter of Credit has been amended to give effect to such new “Commitment Share”, each new Lender shall be deemed to irrevocably and unconditionally purchase from each Lender who has issued such Several Letter of Credit, a risk participation in such Several Letter of Credit in an amount such that after giving effect to such purchase, each Lender (including any new Lender) has its Applicable Percentage of such Several Letter of Credit.

(h) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.15 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting

Lender pursuant to Section 10.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Administrative Agent or L/C Administrator hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (including amounts owed in its capacity as a Participating Bank) to the Fronting Banks and/or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by a Fronting Bank and/or the Swing Line Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loan or Fronted Letter of Credit or Several Letter of Credit as to which it is a Participating Bank; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan or Cash Collateralization of any Several Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans or Several Letters of Credit under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Fronting Banks or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, any Fronting Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swing Line Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Swing Line Loans or Letters of Credit were made at a time when the conditions set forth in Section 4.01 or 4.02, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swing Line Loans or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in Swing Line Loans or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(c) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans or Fronted Letters of Credit pursuant to Section 2.04 and Section 2.03(c), respectively, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to issue, acquire, refinance or fund participations in Fronted Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Loans of that Lender. Solely to the extent that a Defaulting Lender is a Participating Bank with respect to any Several Letter of Credit, the foregoing provisions with respect to the obligations of non-Defaulting Lenders to acquire or fund participations in Fronted Letters of Credit from the Fronting Bank for such Fronted Letter of Credit shall be applicable mutatis mutandis to the determination of their obligations to acquire or fund participations in such Several Letter of Credit from the Lender which acted as Fronting Bank for such Defaulting Lender with respect to such Several Letter of Credit (i.e., subject to the proviso above, the non-Defaulting Lenders shall be obligated to acquire or fund such participations from the applicable Fronting Bank to the extent of their Applicable Percentages (as adjusted hereby) of the obligations of such Defaulting Lender to the applicable Fronting Bank in respect of such Several Letter of Credit).

(d) Cash Collateral for Letters of Credit. Promptly on demand by the Fronting Banks or the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure with respect to the Fronting Banks (after giving effect to Section 2.15(c)) on terms reasonably satisfactory to the Administrative Agent and the Fronting Banks. Any such Cash Collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Fronting Banks) for the payment and performance of each Defaulting Lender’s Applicable Percentage of outstanding L/C Obligations. Moneys in such account shall be applied by the Administrative Agent to reimburse the Fronting Banks immediately for each Defaulting Lender’s Applicable Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower (including, without limitation, through a Loan) or such Defaulting Lender.

(e) Prepayment of Swing Line Loans. Promptly on demand by the Swing Line Lender or the Administrative Agent from time to time, the Borrower shall prepay Swing Line Loans in an amount of all Fronting Exposure with respect to the Swing Line Lender for which Cash Collateralization or other credit support acceptable to the Swing Line Lender shall not have been provided (after giving effect to Section 2.15(c)).

(f) Certain Fees. For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any facility fee pursuant to Section 2.09(a) in respect of any unutilized portion of the Commitment of such Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any Letter of Credit commissions pursuant to Section 2.03(i) otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral or other credit support arrangements satisfactory to the Fronting Banks pursuant to Section 2.15(d), but instead, the Borrower shall pay to the non-Defaulting Lenders the amount of such Letter of Credit commissions in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(c), with the balance of such fee, if any, payable to the applicable Fronting Bank for its own account.

(g) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the Fronting Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(c)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) imposed upon and paid by the Administrative Agent, such

Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Loan Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Loan Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Loan Party or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Loan Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Loan Party or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or a Fronting Bank, or have any obligation to pay to any Lender or a Fronting Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or a Fronting Bank, as the case may be. If the Administrative Agent, any Lender or a Fronting Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall promptly pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Administrative Agent, such Lender or a Fronting Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Fronting Bank in the event the Administrative Agent, such Lender or such Fronting Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or such Fronting Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) FATCA Compliance. Without limiting the foregoing, each Foreign Lender shall comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such applicable reporting requirements.

(h) Indemnification by Lenders. Each Lender shall indemnify the Administrative Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this Section 3.01(h). The agreements in this Section 3.01(h) shall survive the resignation and/or replacement of the Administrative Agent. In the event any of the Lenders fails to indemnify the Administrative Agent as hereinabove provided after the Administrative Agent has made proper claim therefor and the period for performance has expired, the Administrative Agent may demand that the Borrower indemnify it within thirty (30) days for any amounts which a Lender or Lenders has failed to indefeasibly pay. Each of the Lenders hereby expressly agrees to reimburse the Borrower promptly on demand for all amounts that the Borrower is required to pay to the Administrative Agent as a result of such Lender’s failure, plus all related and reasonable costs and expenses. The Administrative Agent agrees that the Borrower shall have each of the rights and remedies available to the Administrative Agent with respect to obtaining reimbursement from Lenders.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent (which notice shall state in reasonable detail the reasons therefor together with a statement that other borrowers with similar Eurodollar Rate Loans are being treated similarly), any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the definition of Eurodollar Rate) or any Fronting Bank;

(ii) subject any Lender or any Fronting Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such Fronting Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Fronting Bank); or

(iii) impose on any Lender or any Fronting Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Fronting Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Fronting Bank, the Loan Parties will pay to such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Fronting Bank determines that any Change in Law affecting such Lender or such Fronting Bank or any Lending Office of such Lender or such Lender’s or such Fronting Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Fronting Bank’s capital or on the capital of such Lender’s or such Fronting Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Fronting Bank, to a level below that which such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Fronting Bank’s policies and the policies of such

Lender’s or such Fronting Bank’s holding company with respect to capital adequacy), then from time to time the Loan Parties will pay to such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or any Fronting Bank setting forth the amount or amounts necessary to compensate such Lender or such Fronting Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Loan Parties shall (i) include a written explanation of such additional cost or reduction and a statement that such costs affect other borrowers of such Lender or such Fronting Bank who are similarly situated and (ii) be conclusive absent manifest error. The Loan Parties shall pay such Lender or such Fronting Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Fronting Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such Fronting Bank’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender or such Fronting Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Fronting Bank, as the case may be, notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses, and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Loan Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Fronting Bank, each L/C Issuer and each Lender to make their respective initial Credit Extensions hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, in such number as the Administrative Agent shall request;

(ii) a Revolving Note executed by the Borrower in favor of each Lender requesting a Revolving Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in such jurisdictions as the Administrative Agent may reasonably request;

(v) (A) a favorable opinion of Maynard, Cooper & Gale, P.C., outside counsel to the Borrower, (B) a favorable opinion of Larry M. Hutchinson, general counsel of the Borrower and (C) a favorable opinion of Appleby, Spurling & Kempe, special Bermuda counsel to TMK, each addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Required Lenders may reasonably request;

(vi) a certificate of a Responsible Officer or Secretary of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Section 4.01(e) and (f) and Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) the current Debt Ratings.

(viii) evidence that prior to or concurrently with the Closing Date (A) the Existing Credit Agreement is hereby terminated and all outstanding obligations thereunder paid, (B) all outstanding letters of credit issued under the Existing Credit Agreement are being surrendered for cancellation and (C) all Liens securing obligations under the Existing Credit Agreement are being released;

(ix) any required regulatory approvals from any Governmental Authority with respect to the transactions contemplated by the Loan Documents, including all hearing orders issued by any regulatory authority;

(x) a duly completed compliance certificate as of September 30, 2010 in form satisfactory to the Administrative Agent, signed by a Responsible Officer of the Borrower and evidencing compliance as of such date with Section 7.11 hereof;

(xi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Swing Line Lender, the L/C Administrator, or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date.

(d) The Closing Date shall have occurred on or before December 15, 2010.

(e) There shall not have occurred a material adverse change (i) in the business, assets, properties, liabilities (actual or contingent), operations, conditions (financial or otherwise) or prospects of either of the Loan Parties, or the Borrower and its Subsidiaries, taken as a whole, since December 31, 2009 or (ii) in the facts and information regarding such entities as represented by the Borrower or any of its Subsidiaries, or any representatives of any of them, to date.

(f) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V (other than the representation in Section 5.05(c) solely with respect to a Borrowing) or any other Loan Document, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the Applicable Issuing Party or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If a Secured Letter of Credit is being requested, (i) the Borrower shall have executed a Security Agreement and Control Agreement and the Administrative Agent shall have received such resolutions, certificates and opinions with respect thereto as the Administrative Agent may reasonably request and (ii) the Administrative Agent shall have received a Borrowing Base Certificate calculated as of the most recent Business Day in accordance with the requirements hereof and demonstrating compliance with Section 6.13.

Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of the Significant Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such

Person or its property is subject; or (c) violate any Law. Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries not disclosed on the financial statements referred to in this subsection (b), including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Borrower and its Subsidiaries are in compliance with all Environmental Laws, except where the failure to be in such compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no claims alleging potential liability or responsibility for violation of any Environmental Law on the respective businesses, operations and properties of the Borrower and its Subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, including self-insurance for certain portions of workers compensation to the extent customary.

5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person other than another Loan Party or a Subsidiary thereof.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412, 430 or 431 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. The Borrower has no equity investments in any other corporation or entity in excess of 5% of the Equity Interests of such corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and non-assessable. As of the Closing Date, TMK does not have any Subsidiaries.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between any Loan Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvent. Each of the Borrower and TMK is, and the Borrower and its Subsidiaries are on a consolidated basis, Solvent.

5.19 Insurance Licenses. As of the Closing Date, Schedule 5.19 lists all of the jurisdictions in which any Significant Insurance Subsidiary holds active Licenses and is authorized to transact insurance business. No License of any Significant Subsidiary in any jurisdiction is the subject of a proceeding for suspension or revocation, there is no sustainable basis for such suspension or revocation, and to each Loan Party’s best knowledge, no such suspension or revocation has been threatened by any Governmental Authority. Schedule 5.19 also indicates the type or types of insurance in which each such Insurance Subsidiary is permitted to engage with respect to each License therein listed as of the Closing Date. As of the Closing Date, none of the Insurance Subsidiaries transacts any insurance business, directly or indirectly, in any state other than those enumerated in Schedule 5.19.

5.20 Indebtedness and Liens. TMK has no Indebtedness outstanding on the Closing Date other than the Obligations and on the Closing Date there are no Liens on the property of TMK except Liens permitted by Section 7.01.

5.21 Reserves. TMK owns assets that qualify as admitted assets under Applicable Law in an amount at least equal to the sum of all such reserves and liability amounts and its minimum statutory capital and surplus as required by the insurance Laws of its jurisdiction of domicile.

5.22 First Priority Interest. The Administrative Agent, for the benefit of itself, the Fronting Banks, the L/C Issuers, the L/C Administrator and the Lenders, has a first priority perfected security interest in the Collateral, if any, pledged by each Loan Party pursuant to this Agreement (if ever) or any applicable Security Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, substantive management letters or substantive recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or any other Governmental Authority) concerning any material investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f) within (i) ninety (90) days after the close of each fiscal year of each Significant Insurance Subsidiary, copies of the Annual Statement of each of the Significant Insurance Subsidiaries, as certified by the president, secretary and treasurer of and the actuary for each such Significant Insurance Subsidiary and prepared on the NAIC annual statement blanks (or such other form as shall be required by the jurisdiction of incorporation of each such Significant Insurance Subsidiary), all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and (ii) one hundred eighty (180) days after the close of each fiscal year of each Significant Insurance Subsidiary, copies of the certification by independent certified public accountants reasonably acceptable to the Administrative Agent if so required by any Governmental Authority with respect to such Annual Statements;

(g) within sixty (60) days after the close of each fiscal quarter of each Significant Insurance Subsidiary, copies of the Quarterly Statement of each of the Significant Insurance Subsidiaries, as certified by the president, secretary and treasurer of and the actuary for each such Significant Insurance Subsidiary and prepared on the NAIC quarterly statement blanks (or such other form as shall be required by the jurisdiction of incorporation of each such Insurance Subsidiary), all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein;

(h) promptly upon any Loan Party’s receipt thereof, copies of reports or valuations prepared by any Governmental Authority or actuary in respect of any action or event which has resulted in the reduction by 5% or more in the capital and surplus of any Insurance Subsidiary;

(i) promptly and in any event within ten (10) days after learning thereof, notification of any decrease after the date hereof in the rating given by A.M. Best & Co. in respect of any Insurance Subsidiary;

(j) with each Letter of Credit Application for a Secured Letter of Credit and within ten (10) Business Days after the end of each calendar month when a Secured Letter of Credit is in place, a Borrowing Base Certificate executed by a Responsible Officer. For purposes of such report and of completing the Borrowing Base Certificate required under this Section 6.02(j), Eligible Collateral shall be valued based on its Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered;

(k) promptly, at the reasonable request of the Administrative Agent at any time any Secured Letter of Credit is outstanding, a Borrowing Base Certificate for any given Business Day executed by a Responsible Officer of the Borrower; and

(l) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the

Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Arrangers will make available to the Lenders and Fronting Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Arrangers, the L/C Administrator and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that, individually or collectively, has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority, including any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Insurance Subsidiary which is required to conduct insurance business in compliance with all Applicable Laws, (iii) any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally), (iv) any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority or (v) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies and practices by the Borrower or any Subsidiary; and

(e) of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating;

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its Property and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP or SAP, as the case may be, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to repay all obligations in respect of the Existing Credit Agreement, (b) for general corporate purposes, including, without limitation, the repayment of commercial paper Indebtedness and the issuance of letters of credit for the benefit of ceding insurance companies which are Subsidiaries of the Borrower, not in contravention of any Law or of any Loan Document and (c) to make Permitted Acquisitions.

6.12 Further Assurances. At any time or from time to time upon reasonable request by the Administrative Agent, the Borrower shall or shall cause any of the Borrower’s Subsidiaries to execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement and the other Loan Documents. Without limiting the foregoing, promptly upon the request of the Administrative Agent, each Loan Party shall execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Administrative Agent may reasonably request from time to time in order to ensure that the Secured L/C Obligations (or, as applicable, other Obligations) are secured by a first priority perfected interest in the assets of the applicable Loan Party stated to be pledged to secure such Secured L/C Obligations (or, as applicable, other Obligations) pursuant to the applicable Security Agreement and to perfect and maintain the validity, effectiveness and priority of the Security

Agreement and the Liens intended to be created thereby. Notwithstanding any provision of a Control Agreement to the contrary, without the prior written consent of the Administrative Agent, no Loan Party shall give directions or entitlement orders, as applicable, to Wells Fargo to make a delivery to any Loan Party or any other Person of assets or properties (other than dividends and interest on the Eligible Collateral) from the Collateral Account except in connection with the sale, investment or reinvestment of Eligible Collateral the proceeds of which will be deposited into the Collateral Account. The Administrative Agent, on behalf of the Lenders, agrees that provided (a) no Default exists and is continuing and (b) after giving effect to the proposed delivery, the Borrowing Base is equal to or in excess of the Secured L/C Obligations, the Administrative Agent shall consent to any such delivery within one Business Day after such request.

6.13 Collateral Requirements. The Borrower shall cause there to be Eligible Collateral of the Borrower in the Collateral Account such that the Borrowing Base is at all times equal to or greater than the Secured L/C Obligations. If at any time the Secured L/C Obligations exceed the Borrowing Base, the Borrower shall as promptly as possible (and in any event within two (2) Business Days) deposit into the Collateral Account Eligible Collateral of the Borrower or reduce the Secured L/C Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess.

6.14 Conduct of Insurance Business. Cause each Significant Insurance Subsidiary to (a) carry on or otherwise be associated with the business of a licensed insurance carrier and (b) do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for such Significant Insurance Subsidiary to operate its insurance business in compliance with all Applicable Laws; provided, however, that any such Significant Insurance Subsidiary may withdraw from one or more states as an admitted insurer or change the state of its domicile, if such withdrawal or change is in the best interests of the Borrower and such Significant Insurance Subsidiary and could not reasonably be expected to have a Material Adverse Effect. TMK will (a) only provide reinsurance to Ceding Companies, (b) only engage in the insurance business in which it is engaged or licensed as of the Closing Date, (c) do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of formation, and (d) do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for it to operate its insurance business in compliance with all Applicable Laws. TMK will not change its jurisdiction of domicile without the prior written consent of the Required Lenders. The Borrower will cause TMK to be and remain a Wholly-Owned Subsidiary and to be at all times Solvent.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Liens. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) Liens pursuant to any Loan Document and (b) other Liens securing Indebtedness not to exceed $100,000,000 in aggregate principal amount.

7.02 Acquisitions. The Borrower shall not, nor shall it permit any Subsidiary to, make any Acquisitions, except Permitted Acquisitions.

7.03 Guarantees. TMK will not create, incur, assume or suffer to exist any Guarantees, except:

(a) Guarantees in respect of Insurance Contracts and Reinsurance Contracts issued in the ordinary course of business;

(b) Guarantees in respect of the extension of guaranties in the ordinary course of business to insureds of the obligations of insurers under Insurance Contracts and Reinsurance Contracts; and

(c) Guarantees in respect of the endorsement of instruments for deposit or collection in the ordinary course of business.

7.04 Fundamental Changes. The Borrower shall not, nor shall it permit any Subsidiary to, merge, dissolve, liquidate, or consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(a) Any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Wholly-Owned Subsidiaries; and

(b) The Borrower or any Subsidiary may merge or consolidate with or into any other Person, provided that the Borrower or such Subsidiary shall be the continuing or the surviving Person.

Notwithstanding anything in this Section 7.04 to the contrary, TMK shall not merge or consolidate with or into any other Person.

7.05 Dispositions. The Borrower shall not, nor shall it permit any Subsidiary to, make any Disposition or series of related Dispositions or enter into any agreement to make any Disposition(s) of all or a Substantial Portion of its Property (excluding Investments sold in the ordinary course of business) in any calendar year, and shall not make any Disposition for less than fair market value; provided, the Borrower and LNLIC may make the UIL Disposition.

7.06 Sale and Leaseback. The Borrower shall not, nor shall it permit any Subsidiary to, sell or transfer a Substantial Portion of its Property in order to concurrently or subsequently lease as lessee such or similar Property.

7.07 Change in Nature of Business. The Borrower shall not, and shall not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction of any kind (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower or a Wholly-Owned Subsidiary of the Borrower), except (a) any such transactions, payments or transfer with or to such Affiliates as are made in the ordinary course of business, and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and (b) any such other transactions, payments or transfers with or to such Affiliates as could not reasonably be expected to have a Material Adverse Effect.

7.09 Burdensome Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, subject to limitations imposed by Law, enter into any Contractual Obligation (other than this Agreement, any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower, or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, that the foregoing restrictions of this Section 7.09 shall not be applicable to (i) Section 1007 (as in effect on June 30, 2009) of that certain Indenture dated as of February 1, 1987 by and between the Borrower and Morgan Guaranty Trust Company of New York, as amended or supplemented through June 30, 2009 or as further supplemented with respect to the issuance of additional notes thereunder (the “1987 Indenture”), (ii) any provision of any other indenture (a “Subsequent Indenture”) that is substantially similar to Section 1007 of the 1987 Indenture (a “Substantially Similar Provision”) under which the Borrower may issue notes in the future (it being understood that a provision which relates to different collateral or imposes greater conditions upon the granting of collateral to third parties than does Section 1007 shall not be deemed to be a Substantially Similar Provision) or (iii) any incorporation by reference of Section 1007 of the 1987 Indenture or of a Substantially Similar Provision of a Subsequent Indenture into any notes heretofore issued or to be issued pursuant to any such indenture or any supplemental indenture thereto.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Net Worth. The Borrower will maintain at all times Consolidated Net Worth equal to not less than the sum of (i) $3,047,017,000, plus (ii) 25% of the Borrower’s Consolidated Net Income, if positive, for each fiscal quarter ending after September 30, 2010, plus (iii) 100% of the Net Proceeds received by the Borrower and its Subsidiaries from the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than the issuance to the Borrower or a Wholly-Owned Subsidiary), including any conversion of debt securities of the Borrower or any

Subsidiary into Equity Interests after September 30, 2010 minus (iv) the amount of after-tax non-cash charges relating to the carrying value of deferred acquisition costs and taken by the Borrower as permitted or required by accounting rules or regulations associated with EITF Issue No. 09-G in an aggregate amount not exceeding the lesser of (A) 75% of the aggregate amount of such charges taken after the Closing Date and (B) $337,500,000.

(b) Ratio of Consolidated Indebtedness to Consolidated Capitalization. The Borrower will maintain at all times a ratio of Consolidated Indebtedness to Consolidated Capitalization of not greater than 0.40 to 1.0.

7.12 Preferred Securities. The Borrower shall not, and shall not permit Torchmark Capital Trust III or any other obligor in respect of any other Preferred Securities to, declare or pay dividends or distributions on, or redeem, purchase or otherwise acquire, any Preferred Securities or any portion thereof if at such time, or after giving effect thereto, a Default or Event of Default exists or would exist.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.10, 6.11, 6.12, 6.13 or Article VII; or

(c) Other Defaults. The Borrower or any Subsidiary fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or Cash Collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Loan Party as a result thereof is greater than $10,000,000; or

(f) Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of payment, a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer

Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof; or

(k) Change of Control. There occurs any Change of Control of the Borrower or the Borrower shall cease to own 100% of the outstanding Equity Interests of TMK; or

(l) Guaranty. The Guaranty shall fail to remain in full force or effect or any action shall be taken by the Borrower, any of its Subsidiaries or any Governmental Authority to discontinue or to assert the invalidity or unenforceability thereof, or the Borrower denies that it has any further liability hereunder, or gives notice to such effect; or

(m) Solvency. TMK shall fail at any time to remain Solvent; or

(n) Licenses. Any License of any Insurance Subsidiary held by such Insurance Subsidiary on the Closing Date or acquired by such Insurance Subsidiary thereafter, the loss of which would have, in the reasonable judgment of the Lenders, a Material Adverse Effect, (i) shall be revoked by a final non-appealable order by the state which shall have issued such License, or any action (whether administrative or judicial) to revoke such License shall have been commenced against such Insurance Subsidiary which shall not have been dismissed or contested in good faith within thirty (30) days of the commencement thereof, (ii) shall be suspended by such state for a period in excess of thirty (30) days or (iii) shall not be reissued or renewed by such state upon the expiration thereof following application for such reissuance or renewal by such Insurance Subsidiary. TMK shall cease to be duly licensed as an insurance company under Bermuda law.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the Fronting Banks and the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that each Loan Party (in addition to remaining in compliance with Section 6.13 with respect to Secured Letters of Credit) Cash Collateralize its L/C Obligations in respect of all Unsecured Letters of Credit in an amount equal to the then Outstanding Amount thereof;

(d) require that the Eligible Collateral maintained in any Collateral Account to comply with Section 6.13 consist solely of Cash or such other Eligible Collateral as the Administrative Agent may require; and

(e) exercise on behalf of itself, the L/C Issuers, the Fronting Banks and the Lenders all rights and remedies available to it, the L/C Issuers, the Fronting Banks and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of any L/C Issuer or Fronting Bank to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received or held on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Fronting Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Fronting Banks (including fees and time charges for attorneys who may be employees of any Lender or the Fronting Banks) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the Fronting Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the Fronting Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of (x) the Fronting Banks, in the case of Fronted Letters of Credit and (y) the Lenders, in the case of Several Letters of Credit, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of Swap Obligations, ratably among the Lenders (or any Affiliate of any Lender entering into a Swap Contract provided that such Lender was a Lender at the time such Swap Contract was entered into) in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

Each of the Lenders, the L/C Administrator and each Fronting Bank hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the L/C Administrator and each Fronting Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02)) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Loan Party, a Lender or a Fronting Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a Fronting Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Fronting Banks, the L/C Administrator and the Loan Parties. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the L/C Administrator and the Fronting Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Loan Parties and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Fronting Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the L/C Administrator and each Fronting Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as a Fronting Bank, L/C Administrator and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank, L/C Administrator and Swing Line Lender, (b) the retiring Fronting Bank, L/C Administrator and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Fronting Bank and L/C Administrator shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Fronting Bank and L/C Administrator to effectively assume the obligations of the retiring Fronting Bank and L/C Administrator with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender, each Fronting Bank and the L/C Administrator each acknowledges that it has, independently and without reliance upon the Administrative Agent, any Fronting Bank, L/C Administrator or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Fronting Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender, any other Fronting Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Co-Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as applicable, as a Lender, Administrative Agent, L/C Administrator or Fronting Bank hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Fronting Banks, L/C Administrator and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Fronting Banks, L/C Administrator and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Fronting Banks, L/C Administrator and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Fronting Bank and the L/C Administrator to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Fronting Banks or the L/C Administrator, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the L/C Administrator or any Fronting Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender, the L/C Administrator or any Fronting Bank in any such proceeding.

9.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, Co-Documentation Agents or Managing Agents listed on the cover page hereof or Schedule or signature pages hereto shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as the Administrative Agent, Swingline Lender, LC Issuer, L/C Administrator or Lender.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the request and on behalf of the Required Lenders) and the Loan Parties, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Loan Party to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or change Section 2.06 in a manner that would alter the pro rata allocation of reductions in the Aggregate Commitment, in the case of each of the foregoing without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release the Guaranty provided in Section 10.19,

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by a Fronting Bank in addition to the Lenders required above, affect the rights or duties of such Fronting Bank under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Administrator in addition to the Lenders required above, affect the rights or duties of the L/C Administrator under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties, the Administrative Agent, the L/C Administrator or a Fronting Bank or the Swing Line Lender to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders, L/C Administrator and the Fronting Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Applicable Issuing Party pursuant to Article II if such Lender or the Applicable Issuing Party, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, the L/C Administrator, any Fronting Bank, and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Loan Parties, the Administrative Agent, any Fronting Bank, the L/C Administrator and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Administrator, the Fronting Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall indemnify the Administrative Agent, the L/C Administrator, the Fronting Banks, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Administrator, any Fronting Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Each Loan Party shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Applicable Issuing Party in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Applicable Issuing Party (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Applicable Issuing Party), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Applicable Issuing Party, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) INDEMNIFICATION BY THE LOAN PARTIES. EACH LOAN PARTY SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER, EACH FRONTING BANK, THE L/C ADMINISTRATOR, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), AND SHALL INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM ALL REASONABLE FEES AND TIME CHARGES AND DISBURSEMENTS FOR ATTORNEYS WHO MAY BE EMPLOYEES OF ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY ANY LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (ii) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (iii) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (iv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY

OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (x) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (y) RESULT FROM A CLAIM BROUGHT BY ANY LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF SUCH LOAN PARTY HAS OBTAINED A FINAL AND NON-APPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Administrator, the Fronting Banks or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Administrator, the Fronting Banks or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Applicable Issuing Party in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Applicable Issuing Party in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Administrator or any Fronting Bank, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to the Administrative Agent, any Fronting Bank, the L/C Administrator or any Lender, or the Administrative Agent, the L/C Administrator, such Fronting Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Fronting Bank, the L/C Administrator or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, each Fronting Bank and the L/C Administrator severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders, the L/C Administrator and the Fronting Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Administrator, the Fronting Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b) direct obligations under and participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consents of each Fronting Bank and the Swing Line Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) unless such assignment is approved by the Borrower and a Fronting Bank has agreed to front for such assignee in respect of Several Letters of Credit, to any Person which is not an NAIC Approved Bank.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each joinder agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participation in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent, the L/C Administrator, the Fronting Banks, the Swing Line Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 10.01 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic

Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, (i) upon 30 days’ notice to the Loan Parties and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Loan Parties, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Loan Parties shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Loan Parties to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or Swing Line Lender, as the case may be. If Wells Fargo resigns as L/C Issuer, it shall retain all the rights and obligations of the Fronting Bank hereunder with respect to all Letters of Credit which it fronted and which are outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

10.07 Confidentiality. Each of the Administrative Agent, the Lenders, the L/C Issuer and the L/C Administrator agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, external auditors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the NAIC), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Loan Parties or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer, the L/C Administrator or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party. In addition, upon reasonable advance notice to the Borrower, the Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and Lenders, and the Administrative Agent or any of its Affiliates may place customary “tombstone”

advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense (which shall be subject to review and comment by the Borrower prior to publication).

For purposes of this Section 10.07, “Information” means all information received from any Loan Party or any Subsidiary relating to a Loan Party or a Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary; provided that, in the case of information received from a Loan Party or a Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, any L/C Issuer and the L/C Administrator acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Administrator, each Fronting Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Administrator, such Fronting Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the L/C Administrator or such Fronting Bank, irrespective of whether or not such Lender or L/C Administrator or Fronting Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Administrator or the Fronting Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Administrator, each Fronting Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Administrator, such Fronting Bank or their respective Affiliates may have. Each Lender, the L/C Administrator and each Fronting Bank agrees to notify the Loan Parties and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed Highest Lawful Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Loan

Party. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender then the Loan Parties may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee procured by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Loan Parties shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Loan Parties (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Loan Parties to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS UNDER FEDERAL LAW.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER

LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ADMINISTRATOR OR ANY FRONTING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (c) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 (EXCLUDING, HOWEVER, ANY ELECTRONIC COMMUNICATIONS PERMITTED PURSUANT TO SUCH SECTION). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 Exceptions to Covenants. Neither the Borrower nor any Subsidiary shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

10.17 No Strict Construction. Each of the parties hereto represents to each other party hereto that it has discussed this Agreement and the other Loan Documents with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents. In the event of an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Loan Document.

10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Guaranty.

(a) Guaranty of Payment. The Borrower hereby absolutely, irrevocably and unconditionally guarantees prompt, full and complete payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of all Obligations (the “Guaranteed Debt”). The Borrower agrees that if TMK shall fail to pay when due any Guaranteed Debt, the Borrower will promptly pay the same without notice or demand whatsoever. This is a guaranty of payment, not a guaranty of collection.

(b) Acceptance of Guaranty; No Setoffs. The Borrower waives notice of the acceptance of this Guaranty and of the extension or incurrence of the Guaranteed Debt or any part thereof. The Borrower further waives all setoffs and counterclaims and presentment, protests, notice, filing of claims with a court in the event of receivership, bankruptcy or reorganization of TMK, demand or action on delinquency in respect of the Guaranteed Debt or any part thereof, including any right to require the Administrative Agent, the L/C Administrator, any L/C Issuer, any Fronting Bank or the Lenders (collectively, the “Guaranteed Parties” and each a “Guaranteed Party”) to sue TMK, any other guarantor or any other Person obligated with respect to the Guaranteed Debt or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Debt or any part thereof.

(c) Nature of Guaranty; Continuing, Absolute and Unconditional. The Borrower hereby agrees that, to the fullest extent permitted by Law, its obligations hereunder shall be continuing, absolute and unconditional under any and all circumstances and not subject to any reduction, limitation, impairment, termination, defense (other than indefeasible payment in full), setoff, counterclaim or recoupment whatsoever (all of which are hereby expressly waived by it to the fullest extent permitted by Law), whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise. The validity and enforceability of this Guaranty shall not be impaired or affected by any of the following: (i) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Guaranteed Debt or any part thereof or any agreement relating thereto at any time; (ii) any failure or omission to perfect or maintain any lien on, or preserve rights to, any security or collateral or to enforce any right, power or remedy with respect to the Guaranteed Debt or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Debt or any part thereof; (iii) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Debt or any part thereof or any agreement relating thereto or with respect to any collateral securing the Guaranteed Debt or any part thereof; (iv) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Debt or any part thereof, any other guaranties with respect to the Guaranteed Debt or any part thereof, or any other obligations of any person or entity with respect to the Guaranteed Debt or any part thereof; (v) the enforceability or validity of the Guaranteed Debt or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Debt or any part thereof; (vi) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Debt, any part thereof or amounts which are not covered by this Guaranty even though any Guaranteed Party might lawfully have elected to apply such payments to any part or all of the Guaranteed Debt or to amounts which are not covered by this Guaranty; (vii) any change of ownership of TMK or the insolvency, bankruptcy or any other change in the legal status of TMK; (viii) any change in, or the imposition of, any Law, decree, or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Debt; (ix) the failure of TMK to maintain in full force, validity or effect or to obtain or renew when required all governmental, insurance and other approvals, licenses or consents required in connection with the Guaranteed Debt or this Guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Debt or this Guaranty; (x) the existence of any claim, setoff or other rights which the Borrower may have at any time against TMK or any other guarantor or any other Person in connection herewith or with any unrelated transaction; (xi) the Administrative Agent, the L/C Administrator and the Lenders’ election, in any case or proceeding instituted under chapter 11 of the United States Bankruptcy Code or any applicable federal, state or foreign bankruptcy or other similar law, of the application of Section 1111(b)(2) of the United States Bankruptcy Code or other similar provision under any applicable federal, state or foreign bankruptcy or other similar Law; (xii) any borrowing, use of Cash Collateral, or grant of a security interest by TMK, as debtor in possession, under Section 363 or 364 of the United States Bankruptcy Code or any applicable federal, state or foreign bankruptcy or other similar Law; (xiii) the disallowance of all or any portion of any of the Guaranteed Parties’ claims for repayment of the Guaranteed Debt under Section 502 or 506 of the United States Bankruptcy Code or any applicable federal, state or foreign bankruptcy or other similar Law; or (xiv) any other fact or circumstance which might otherwise constitute grounds at Law or equity for the discharge or release of the Borrower from its obligations hereunder, all whether or not the Borrower shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (i) through (xiv) of this paragraph. It is agreed that the Borrower’s liability hereunder is independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Debt or any part thereof, and that the Borrower’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any Applicable Law purporting to prohibit payment by TMK of the Guaranteed Debt in the manner agreed upon among the Guaranteed Parties and TMK.

(d) Dealings with TMK. Credit may be granted or continued from time to time by the L/C Administrator or the Lenders to TMK without notice to or authorization from the Borrower regardless of TMK’s financial or other condition at the time of any such grant or continuation. No Guaranteed Party shall have an obligation to disclose or discuss with the Borrower its assessment of the financial condition of TMK.

(e) Subrogation. Until the irrevocable payment in full of the Obligations and termination of all commitments which could give rise to any Obligation, the Borrower shall have no right of subrogation with respect to the Guaranteed Debt and hereby waives any right to enforce any remedy which any Guaranteed Party now has or may hereafter have against TMK, any endorser or any other guarantor of all or any part of the Guaranteed Debt, and the Borrower hereby waives any benefit of, and any right to participate in, any security or collateral given to any Guaranteed Party to secure payment of the Guaranteed Debt or any part thereof or any other liability of TMK to any Guaranteed Party. Upon such irrevocable payment and termination, TMK shall indemnify the Borrower for the full amount of any payment made by the Borrower under this Guaranty and the Borrower shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

(f) Collateral. The Borrower authorizes the Guaranteed Parties to take any action or exercise any remedy with respect to any non-Cash Collateral from time to time securing the Guaranteed Debt, which the Guaranteed Parties in their sole discretion shall determine, without notice to the Borrower. In the event the Guaranteed Parties in their sole discretion elect to give notice of any action with respect to any non-Cash Collateral securing the Guaranteed Debt or any part thereof, ten (10) days’ written notice mailed to the Borrower by ordinary mail at the address set forth in Schedule 10.02 shall be deemed reasonable notice of any matters contained in such notice. The Borrower consents and agrees that no Guaranteed Party shall be under any obligation to marshal any assets in favor of the Borrower or against or in payment of any or all of the Guaranteed Debt.

(g) Rights to Payments, Etc. In the event that acceleration of the time for payment of any of the Guaranteed Debt is stayed upon the insolvency, bankruptcy or reorganization of TMK, or otherwise, all such amounts shall nonetheless be payable by the Borrower forthwith upon demand by a Guaranteed Party. The Borrower further agrees that, to the extent that TMK makes a payment or payments to any of the Guaranteed Parties on the Guaranteed Debt, or any Guaranteed Party receives any proceeds of collateral securing the Guaranteed Debt, which payment or receipt of proceeds or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned or repaid to TMK, its estate, trustee, receiver, debtor in possession or any other party, including, without limitation, the

Borrower, under any insolvency or bankruptcy Law, state or federal Law, common Law or equitable cause, then to the extent of such payment, return or repayment, the obligation or part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date when such initial payment, reduction or satisfaction occurred.

(h) No Waiver. No delay on the part of any Guaranteed Party in the exercise of any right, power or remedy shall operate as a waiver thereof, and no single or partial exercise by any Guaranteed Party of any right, power or remedy shall preclude any further exercise thereof; nor shall any amendment, supplement, modification or waiver of any of the terms or provisions of this Guaranty be binding upon any Guaranteed Party, except as expressly set forth in writing duly signed and delivered on the L/C Administrator’s and the Lenders’ behalf by the Administrative Agent. The failure by any Guaranteed Party at any time or times hereafter to require strict performance by TMK or the Borrower of any of the provisions, warranties, terms and conditions contained in any promissory note, security agreement, agreement, guaranty, instrument or document now or at any time or times hereafter executed pursuant to the terms of, or in connection with, this Agreement by TMK or the Borrower and delivered to the Guaranteed Parties shall not waive, affect or diminish any right of any Guaranteed Party at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been waived by any act or knowledge of any Guaranteed Party, their agents, officers or employees, unless such waiver is contained in an instrument in writing duly signed and delivered on the L/C Administrator’s, Fronting Banks’ and the Lenders’ behalf by the Administrative Agent. No waiver by any Guaranteed Party of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any Guaranteed Party permitted hereunder shall in any way affect or impair any Guaranteed Party’s rights or powers, or the obligations of the Borrower under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any Guaranteed Debt owing by TMK to any Guaranteed Party shall be conclusive and binding on the Borrower irrespective of whether the Borrower was a party to the suit or action in which such determination was made.

(i) Setoff. In addition to and without limitation of any rights, powers or remedies of the Guaranteed Parties under Applicable Law, any time after maturity of the Guaranteed Debt, whether by acceleration or otherwise, the Guaranteed Parties may, in their sole discretion, with notice after the fact to the Borrower and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of the Guaranteed Debt (i) any indebtedness due to or to become due from any of the Guaranteed Parties to the Borrower, and (ii) any moneys, credits or other property belonging to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) at any time held by or coming into the possession of any of the Guaranteed Parties or any Lender whether for deposit or otherwise.

(j) Severability. Wherever possible, each provision of this Section 10.19 shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Section 10.19 shall be prohibited by or invalid under such Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Section 10.19.

(k) Miscellaneous. It is understood that while the amount of the Guaranteed Debt guaranteed hereby is not limited, if in any action or proceeding involving any state, federal or foreign bankruptcy, insolvency or other Law affecting the rights of creditors generally, this Guaranty would be held or determined to be void, invalid or unenforceable on account of the amount of the aggregate liability under this Guaranty with respect to the Borrower, then, notwithstanding any other provision of this Guaranty to the contrary, the aggregate amount of such liability shall, with respect to the Borrower, without any further action of the Guaranteed Parties, be automatically limited and reduced with respect to the Borrower to the highest amount which is valid and enforceable as determined in such action or proceeding. The obligations of the Borrower under this Section 10.19 shall survive the termination of this Agreement.

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21 Existing Credit Agreement Matters. The Borrower and those Lenders which are “Lenders” under the Existing Credit Agreement (which Lenders hereunder constitute the “Required Lenders” as defined in the Existing Credit Agreement) hereby (a) agree that the “Aggregate Commitments” under the Existing Credit Agreement shall terminate automatically upon the Closing Date without further action by any party to the Existing Credit Agreement and (b) waive compliance with the notice requirements set forth in Section 2.06 of the Existing Credit Agreement with respect thereto.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TORCHMARK CORPORATION

By:	/s/ Danny H. Almond

Name:	Danny H. Almond

Title:	VP and Chief Accounting Officer

TMK RE, LTD.

By:	/s/ Danny H. Almond

Name:	Danny H. Almond

Title:	President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender, L/C Issuer, L/C Administrator and as a Lender

By:	/s/ Thomas W. Doddridge

Name:	Thomas W. Doddridge

Title:	Managing Director

BANK OF AMERICA, N.A. as Syndication Agent and as a Lender

By:	/s/ Jason Cassity

Name:	Jason Cassity

Title:	Vice President

REGIONS BANK, as Syndication Agent and as a Lender

By:	/s/ David A. Simmons

Name:	David A. Simmons

Title:	Senior Vice President

SUNTRUST BANK

By:	/s/ K. Scott Bazemore

Name:	K. Scott Bazemore

Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Evan Glass

Name:	Evan Glass

Title:	Vice President

COMERICA BANK

By;	/s/ Vontoba Terry

Name:	Vontoba Terry

Title:	Corporate Banking Officer

BBVA COMPASS

By;	/s/ Alex Morton

Name:	Alex Morton

Title:	Senior Vice President

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Mark B. Grover

Name:	Mark B. Grover

Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION

BY:	/s/ Thomas J. Purcell

Name;	Thomas J. Purcell

Title:	Senior Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Adim Offurum

Name:	Adim Offurum

Title:	Vice President

BANK OF TEXAS

By:	/s/ David K. Felan

Name:	David K. Felan

Title:	Senior Vice President

FIRST COMMERCIAL BANK, a Division of Synovus Bank

By:	/s/ Kelly Peace

Name:	Kelly Peace

Title:	Vice President

UMB BANK, n.a.

By:	/s/ David A. Proffitt

Name:	David A. Proffitt

Title:	Senior Vice President

SCHEDULE 1.01

COLLATERAL ADVANCE RATES

Category of Eligible Collateral	Advance Rate Percentage

Cash or Wells Fargo certificates of deposit and savings accounts	100%

Listed Money Market Funds	95%

U.S. Government Debt Securities

Maturity[1] 5 years or less	90%
Maturity 10 years or less	85%
Maturity over 10 years	80%

Corporate Debt Securities rated at least Aa by Moody’s and at least AA by S&P2
Maturity 5 years or less	85%
Maturity 10 years or less	80%
Maturity over 10 years	75%

Corporate Debt Securities rated at least A (but less than Aa) by Moody’s and at least A (but less than AA) by S&P2
Maturity 5 years or less	80%
Maturity 10 years or less	75%
Maturity over 10 years	70%

[1]	“Maturity” of all instruments means time remaining until final maturity from the date of determination.
[2]	To qualify for indicated advance rates, applicable securities must have indicated rating from both Moody’s and S&P.

Schedule 1.01

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Wells Fargo Bank, National Association[1]	$75,000,000	12.500000000%
Bank of America, N.A.[2]	$75,000,000	12.500000000%
Regions Bank[2]	$75,000,000	12.500000000%
SunTrust Bank[3]	$60,000,000	10.000000000%
U.S. Bank National Association[3]	$60,000,000	10.000000000%
Comerica Bank[4]	$60,000,000	10.000000000%
BBVA Compass[5]	$40,000,000	6.666666667%
Branch Banking and Trust Company[5]	$40,000,000	6.666666667%
KeyBank[5]	$40,000,000	6.666666667%
Bank of New York Mellon	$25,000,000	4.166666667%
Bank of Texas	$20,000,000	3.333333333%
First Commercial Bank	$20,000,000	3.333333333%
UMB Bank	$10,000,000	1.666666667%

Total	$600,000,000	100%

[1]	Administrative Agent
[2]	Co-Syndication Agent
[3]	Co-Documentation Agent
[4]	Senior Managing Agent
[5]	Managing Agent

Schedule 2.01

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

None

Schedule 5.05

SCHEDULE 5.06

EXISTING LITIGATION

(See attached)

Schedule 5.06

SCHEDULE 5.06

EXISTING LITIGATION

Torchmark Corporation has reported the following litigation, which has not been closed, in its periodic filings with the Securities and Exchange Commission:

(1)	Battle v. Liberty National Life Insurance Company, Case No. CV-70-H-752-S, in the U.S. District Court for the Northern District of Alabama – Reported in the Form 10-K for the Fiscal Year ended December 31, 1999. (Attachment 1). The U.S. District Court retains ongoing jurisdiction of this case.

(2)	Tabor v. Torchmark Corporation, Case No. CJ-94-2784-65, in the District Court of Oklahoma City, Oklahoma – Reported in the Form 10-K for the Fiscal Year ended December 31, 2000. (Attachment 2). Essentially dormant.

(3)	Smith v. Torchmark Corporation, Case No.: 95-3304-CV-S-4, in the U.S. District Court for the western District of Missouri – Reported in the Form 10-K for the Fiscal Year ended December 31, 2000. (Attachment 2). Essentially dormant.

(4)	Holt, et al v. United American Insurance Company, Case No. CV-08-190-4, in the Circuit Court of Independence County, Arkansas – Reported in the Form 10-Q for the Quarter ended September 30, 2008. (Attachment 3).

(5)	Smith & Ivie v. Collingsworth, et al (involves United American Insurance Company), Case No. CV2004-742-2, in the Circuit Court of Saline County, Arkansas – Reported in the Form 10-K for the Fiscal Year ended December 31, 2009. (Attachment 4).

(6)	Hoover v. American Income Life Insurance Company, Case No. CIVRS 910758, in the Superior Court of San Bernardino County, California – Reported in the Form 10-Q for the Quarter ended March 31, 2010. (Attachment 5).

(7)	Proceeding with Florida Office of Insurance Regulation regarding Past Travel Underwriting Practices at Liberty National Life Insurance Company – Reported in the Form 10-Q for the Quarter ended September 30, 2010. (Attachment 6). Subsequently, on November 9, 2010, the Administrative Law Judge issued a recommended order and transmitted it to all parties. The Florida Office of Insurance Regulation filed exceptions to the order and Liberty National filed its response to those exceptions as well as its own exceptions on December 3, 2010. The Administrative Law Judge will, in due course, issue her final recommended order and transmit it to all parties.

Schedule 5.13

SUBSIDIARIES AND

OTHER EQUITY INVESTMENTS

(A) AILIC Receivables Corporation	Indiana corporation
American Income Life Insurance Company	Indiana corporation
American Income Marketing Services, Inc.	Texas corporation
Brown-Service Funeral Homes Company, Inc.	Alabama corporation
First United American Life Insurance Company	New York corporation
Globe Insurance Agency, Inc.	Arkansas corporation
Globe Life And Accident Insurance Company	Nebraska corporation
Globe Marketing and Advertising Distributors, LLC	Delaware limited liability company
Globe Marketing Services, Inc.	Oklahoma corporation
Liberty National Auto Club, Inc.	Alabama corporation
Liberty National Life Insurance Company	Nebraska corporation
National Income Life Insurance Company	New York corporation
TMK Buildings Corp.	Texas corporation
TMK Properties, LP	Texas limited partnership
TMK Re, Ltd.	Bermuda corporation
Torchmark Capital Trust III	Delaware business trust
Torchmark Insurance Agency, Inc.	Alabama corporation
United American Insurance Company	Nebraska corporation
United Investors Life Insurance Company	Nebraska corporation

(B) NONE

Schedule 5.13

SCHEDULE 5.19

INSURANCE LICENSES

(A)	American Income Life Insurance Company (See attached)

(B)	Globe Life and Accident Insurance Company (See attached)

(C)	Liberty National Life Insurance Company (See attached)

(D)	United American Insurance Company (See attached)

(E)	United Investors Life Insurance Company (See attached)

Schedule 5.19

Schedule 5.19

Insurance licenses - American Income Life Insurance Company

Jurisdiction	Types of Insurance
Alabama	Life, Disability and Annuities

Alaska	Life; Health

Arizona	Disability; Life

Arkansas	Accident & Health; Accident & Health-Group; Accident & Health-Medicare Supplemental; Life; Life-Credit; Life-Group

California	Disability; Life

Colorado	Accident & Health; Annuities; General Life

Connecticut	Accident and Health; Life Non-Participating

Delaware	Life, including Annuities and Health

District of Columbia	Group Accident and Health; Group Life; Individual Accident and Health; Individual Annuities (Fixed & Variable); Individual Life and Life and Health

Florida	Life; Group Life and Annuities; Accident and Health

Georgia	Life, Accident and Sickness

Hawaii	Disability; Life

Idaho	Life; Disability (excluding Managed Care)

Illinois	Life; Accident; Health

Indiana	Life and Annuities; Accident and Health

Iowa	Accident only (Individual); Accident and Health (Individual); Hospital and Medical Expense (Individual); Group Accident and Health; Non-cancellable Accident and Health; Life, includes Credit Life, Variable Life, Annuities, Variable Annuities and Group

Kansas	Life; Accident and Health

Kentucky	Life and Health Insurance

Louisiana	Health and Accident; Life Insurance

Maine	Life (including Credit Life); Health (including Credit Health)

Maryland	Health; Life, including Annuities and Health (except Variable Life & Variable Annuities)

Massachusetts	Life-All Kinds; Accident-All Kinds; Health-All Kinds

Michigan	Life & Annuities; Disability

Minnesota	Life; Accident and Health

Mississippi	Accident & Health; Life

Missouri	Life, Annuities and Endowments; Accident and Health

Montana	Life; Disability

Nebraska	Life Insurance; Sickness and Accident Insurance

Nevada	Health-Life & Health Company; Life

New Hampshire	Accident & Health; Life

New Jersey	Life; Health; Annuities; Non-Participating Insurance Only

New Mexico	Life & Health

North Carolina	Life, including Industrial Sick Benefit Insurance; Annuities (excluding Variable Annuities); Accident and Health, including Hospitalization-cancelable and non-cancelable

North Dakota	Life & Annuity; Accident & Health

Ohio	Life, Health & Annuities

Oklahoma	Life, Accident & Health

Oregon	Health & Life

Pennsylvania	Accident and Health; Life and Annuities

Rhode Island	Life; Annuities; Accident & Health

South Carolina	Life; Accident/Health

South Dakota	Life; Health

Tennessee	Life; Accident & Health

Texas	Life; Accident and Health

Utah	Accident & Health-Life; Annuity-Life; Life

Vermont	Life and annuities; Accident and Health

Virginia	Accident & Sickness; Credit Life; Annuities; Life; Credit Accident & Sickness

Washington	Disability; Life

West Virginia	Life; Accident & Sickness

Wisconsin	Life, Accident and Health

Wyoming	Life & Annuities & Disability

Canada-Province of Alberta	Accident and Sickness; Life

Canada-Province of British Columbia	Accident, Sickness and Life

Canada-Province of Manitoba	Life, Accident and Sickness

Canada-Province of New Brunswick	Accident and Sickness; Life

Canada-Province of Newfoundland and Labrador	Life, Accident and Sickness

Canada-Province of Nova Scotia	Life; Accident & Sickness

Canada-Province of Ontario	Accident and Sickness; Life

Canada-Province of Prince Edward Island	Accident & Sickness; Life

Canada-Province of Quebec	Life; Sickness & Accident

Canada-Province of Saskatchewan	Accident, Life; Sickness

Canada-Northwest Territories	Life and Accident & Sickness Insurance

Canada-Yukon Territory	Life, Accident & Sickness Insurance

New Zealand	Life/Accident/Health

Schedule 5.19

Insurance Licenses - Globe Life And Accident Insurance Company

Jurisdiction	Types of Insurance

Alabama	Life, Disability and Annuities

Alaska	Life; Health; Annuities

Arizona	Disability; Life

Arkansas	Accident & Health; Accident & Health-Group; Accident & Health-Medicare Supplement; Life; Life-Credit; Life-Group

California	Life and Disability

Colorado	Accident & Health; Annuities; Credit (Life, A & H); General Life

Connecticut	Accident and Health; Life, non-participating

Delaware	Life, including Annuities; Credit Life; Health and Credit Health

District of Columbia	Group Accident & Health; Group Annuities (Fixed & Variable); Group Life; Individual Accident & Health; Individual Annuities (Fixed & Variable); Individual Life; Life and Health

Florida	Credit Disability; Accident & Health; Life; Group Life & Annuities; Credit Life

Georgia	Life, Accident and Sickness

Hawaii	Accident and Health or Sickness; Life

Idaho	Disability, excluding Managed Care; Life

Illinois	Life, Accident and Health

Indiana	Life & Annuities and Accident and Health

Iowa	Accident only (individual); Accident & Health (individual); Hospital & Medical Expense (individual); Group Accident & Health; Non-cancellable Accident & Health; Life, includes Credit Life, Variable Life; Annuities; Variable Annuities & Group

Kansas	Life; Accident & Health

Kentucky	Life (includes Annuities) and Health

Louisiana	Health and Accident; Life

Maine	Life (including Credit Life); Health (including Credit Health)

Maryland	Health; Life, including Annuities & Health (except Variable Life & Variable Annuities)

Massachusetts	Life-All Kinds; Accident-All Kinds; Health-All Kinds

Michigan	Life & Annuities; Disability

Minnesota	Life; Accident & Health

Mississippi	Accident & Health; Life

Missouri	Accident & Health; Life, Annuities & Endowments

Montana	Life; Disability

Nebraska	Life Insurance; Sickness & Accident Insurance

Nevada	Life; Health

New Hampshire	Accident & Health; Life

New Jersey	Life; Health; Non-Participating Insurance Only

New Mexico	Life and Health

North Carolina	Life, including Industrial Sick Benefit Insurance; Annuities (excluding Variable Annuities); Accident & Health, including Hospitalization-Cancelable, Non-cancelable, Credit-Small Loans, Credit-Other than Small Loans

North Dakota	Life & Annuity; Accident & Health

Ohio	Life, Health & Annuities

Oklahoma	Accident & Health; Life

Oregon	Life; Health

Pennsylvania	Accident & Health; Life & Annuities

Rhode Island	Life; Accident & Health and Fixed Annuities

South Carolina	Life; Accident/Health

South Dakota	Life; Health; Travel Accident

Tennessee	Life; Credit; Accident & Health Disability

Texas	Life; Accident & Health

Utah	Accident & Health-Life; Annuity-Life; Life

Vermont	Life and/or Health & Accident

Virginia	Accident & Sickness; Annuities; Credit Accident & Sickness; Credit Life; Life

Washington	Life; Disability

West Virginia	Life; Accident & Sickness

Wisconsin	Disability Insurance; Life Insurance & Annuities (non-participating)

Wyoming	Life and Disability

Guam	Accident & Health; Life

Schedule 5.19

Insurance Licenses - Liberty National Life Insurance Company

Jurisdiction	Types of Insurance

Alabama	Life, Disability and Annuities

Alaska	Life; Health

Arizona	Disability; Life

Arkansas	Accident & Health; Accident & Health - Group; Life; Life - Credit; Life - Group

California	Life and Disability

Colorado	Accident & Health; Annuities; General Life

Connecticut	Life, Non-Participating

Delaware	Life, including Annuities and Health

District of Columbia	Group Accident and HealthGroup Life, Individual Accident and Health; Individual Life, and Life and Health

Florida	Life; Credit Life; Group Life & Annuities; Accident & Health; Credit Disability

Georgia	Life; Accident; Sickness

Hawaii	Accident and Health or Sickness; Life

Idaho	Disability, excluding Managed Care; Life

Illinois	Life; Accident; Health

Indiana	Life & Annuities and Accident and Health

Iowa	Accident only (Individual); Accident and Health (Individual); Hospital and Medical Expense (Individual); Group Accident and Health; Non-cancellable Accident and Health; Life, including Credit Life, Variable Life, Annuities, Variable Annuities; Variable Annuities and Group

Kansas	Life; Accident and Health

Kentucky	Life (includes Annuities) and Health

Louisiana	Annuities; Health and Accident; Life

Maine	Life (including Credit Life)

Maryland	Health; Life, including Annuities and Health (except Variable Life & Variable Annuities)

Massachusetts	Life-All Kinds; Accident-All Kinds; Health-All Kinds

Michigan	Life & Annuities; Disability

Minnesota	Life; Accident and Health

Mississippi	Accident & Health; Industrial Life, Industrial Accident and Health; Life

Missouri	Accident and Health; Life, Annuities and Endowments

Montana	Life; Disability

Nebraska	Life Insurance; Sickness and Accident Insurance

Nevada	Life; Health

New Hampshire	Accident & Health; Life

New Jersey	Life; Non-Participating Insurance Only

New Mexico	Life and Health

North Carolina	Life, including Industrial Sick Benefit Insurance; Annuities (excluding variable annuities); Accident and Health, including Hospitalization--Cancelable and Non-cancelable

North Dakota	Life & Annuity; Accident & Health

Ohio	Life, Health & Annuities

Oklahoma	Accident & Health; Life

Oregon	Life; Health

Pennsylvania	Accident and Health; Life and Annuities

Rhode Island	Life; Accident & Health

South Carolina	Life; Accident/Health

South Dakota	Life; Health

Tennessee	Life; Accident and Health Disability

Texas	Life; Accident and Health

Utah	Accident & Health; Life; Annuity

Vermont	Life and/or Health and Accident

Virginia	Accident & Sickness; Life; Industrial Life

Washington	Life; Disability

West Virginia	Life; Accident & Sickness

Wisconsin	Disability Insurance; Life Insurance and Annuities (nonparticipating)

Wyoming	Life and Disability

Guam	Accident & Health; Life

Schedule 5.19

Insurance Licenses - United American Insurance Company

Jurisdiction	Types of Insurance

Alabama	Life, Disability and Annuities

Alaska	Life; Health; Annuities

Arizona	Disability; Life

Arkansas	Accident & Health; Accident & Health - Group; Accident & Health - Medicare Supplemental; Life; Life - Credit; Life - Group

California	Life and Disability

Colorado	Accident & Health; Annuities; General Life

Connecticut	Accident and Health; Life, Non-Participating

Delaware	Life, including Annuities and Health

District of Columbia	Group Accident and Health; Group Annuities (Fixed and Variable); Group Life, Individual Accident and Health; Individual Annuities (Fixed and Variable); Individual Life; Life and Health

Florida	Life; Accident and Health; Group Life and Annuities

Georgia	Life, Accident and Sickness

Hawaii	Accident and Health or Sickness; Life

Idaho	Disability, Excluding Managed Care; Life

Illinois	Life, Accident and Health

Indiana	Life & Annuities and Accident & Health

Iowa	Accident only (Individual); Accident and Health (Individual); Hospital and Medical Expense (Individual); Group Accident and Health; Non-cancellable Accident and Health; Life, includes Credit Life, Variable Life, Annuities, Variable Annuities and Group

Kansas	Life, Accident and Health

Kentucky	Life (includes Annuities) and Health

Louisiana	Annuities; Health and Accident; Life

Maine	Life (including Credit Life); Health (including Credit Health)

Maryland	Health; Life, including Annuities and Health (except Variable Life & Variable Annuities)

Massachusetts	Life - All Kinds; Accident - All Kinds; Health - All Kinds

Michigan	Life & Annuities; Disability

Minnesota	Life; Accident and Health

Mississippi	Accident & Health; Life

Missouri	Accident and Health; Life, Annuities and Endowments

Montana	Life; Disability

Nebraska	Life Insurance; Sickness and Accident Insurance

Nevada	Life; Health

New Hampshire	Accident & Health; Life

New Jersey	Life; Health; Annuities

New Mexico	Life and Health

North Carolina	Life insurance, including industrial sick benefit insurance; Annuities (excluding Variable Annuities); Accident and health insurance, including hospitalization, cancelable and non-cancelable

North Dakota	Life & Annuity; Accident & Health

Ohio	Life, Health & Annuities

Oklahoma	Accident & Health; Life

Oregon	Life; Health

Pennsylvania	Accident and Health; Life and Annuities

Rhode Island	Life; Accident & Health

South Carolina	Life; Accident/Health

South Dakota	Life; Health

Tennessee	Life; Accident and Health Disability

Texas	Life; Accident and Health

Utah	Accident & Health-Life; Annuity-Life; Life; Variable Contract-Life

Vermont	Life and/or Health; Accident

Virginia	Accident & Sickness; Annuities; Life

Washington	Life; Disability

West Virginia	Life; Accident & Sickness

Wisconsin	Disability Insurance; Life Insurance and Annuities (non-participating)

Wyoming	Life and Disability

Canada-Province of Alberta	Accident and Sickness, Life

Canada-Province of British Columbia	Life Insurance and Accident and Sickness Insurance

Canada-Province of Manitoba	Life, Accident and Sickness

Canada-Province of New Brunswick	Accident and Sickness, Life

Canada-Province of Nova Scotia	Life; Accident & Sickness

Canada-Province of Ontario	Life, Accident and Sickness

Canada-Province of Quebec	Life, Accident and Sickness Insurance

Canada-Province of Saskatchewan	Life

Schedule 5.19

Insurance Licenses - United Investors Life Insurance Company

Jurisdiction	Types of Insurance

Alabama	Life, Disability & Annuities

Alaska	Life; Disability; Annuity; Variable Life; Variable Annuity

Arizona	Life, Variable Annuities; Variable Life

Arkansas	Life; Life-Credit; Life-Group; Life-Variable Contracts

California	Life and Disability

Colorado	Annuities; Variable Contracts; General Life

Connecticut	Life Non-Participating; Variable Life Non-Participating; Variable Annuities

Delaware	Life, including Annuities, Variable Annuities and Variable Life

District of Columbia	Individual Annuities (Fixed & Variable); Individual Life; Life & Health

Florida	Life; Variable Annuities; Group & Life Annuities; Variable Life; Accident & Health

Georgia	Life; Accident & Sickness (including Variable Annuity & Variable Life)

Hawaii	Life

Idaho	Life

Illinois	Life

Indiana	Life & Annuities (Fixed & Variable); Accident & Health

Iowa	Life, includes Credit Life, Variable Life, Annuities, Variable Annuities, and Group

Kansas	Life

Kentucky	Life (includes Annuities) and Health Insurance

Louisiana	Annuities and Life Insurance

Maine	Life (including Credit Life); Variable Life; Variable Annuity

Maryland	Variable Annuities; Health; Life, including Annuities & Health (except Variable Life & Variable Annuities); Variable Life

Massachusetts	Life-All Kinds; Variable Annuity Authorization; Variable Life Authorization

Michigan	Life & Annuities; Disability; Subsection 1-Separate Account-Variable Annuities

Minnesota	Life, including Variable Contracts

Mississippi	Life; Variable Contracts

Missouri	Life, Annuities & Endowments; Accident & Health; Variable Contracts

Montana	Life

Nebraska	Life Insurance; Variable Life Insurance; Variable Annuities

Nevada	Life

New Hampshire	Accident & Health; Life

New Jersey	Life; Annuities; Variable Contracts

New Mexico	Life, Health and Variable Contracts

North Carolina	Life, including Industrial Sick Benefit Insurance; Annuities (excluding Variable Annuities); Variable Annuities; Variable Life; Accident & Health, including Hospitalization (Cancelable, Non-Cancelable, Credit-Small Loans, Credit-Other than Small Loans)

North Dakota	Life & Annuity; Variable Life & Annuity

Ohio	Life, Health & Annuities

Oklahoma	Accident & Health; Life; Variable

Oregon	Life; Health

Pennsylvania	Life & Annuities; Separate Account (Variable Annuities); Separate Account (Variable Life)

Rhode Island	Life; Annuties; Variable Life; Variable Annuities

South Carolina	Life; Variable Contracts; Accident/Health

South Dakota	Life; Variable Annuity; Variable Life

Tennessee	Life; Variable Contracts

Texas	Life; Variable Annuity and Variable Life

Utah	Life; Annuity; Variable Contract

Vermont	Life and/or Health & Accident; Variable Life; Variable Annuity

Virginia	Accident & Sickness; Annuities; Life; Variable Annuities; Variable Life

Washington	Life

West Virginia	Life; Variable Contracts

Wisconsin	Disability Insurance; Life Insurance & Annuities (Nonparticipating); Variable Life Insurance & Variable Annuities

Wyoming	Life; Variable Contracts

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

ADMINISTRATIVE AGENT:

(Other Notices as Administrative Agent)

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication Agency Services

Telephone: (704) 590-2706

Telecopier: (704) 590-2790

Electronic Mail: agencyservices.requests@wachovia.com

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication Agency Services

Telephone: (704) 590-2706

Telecopier: (704) 590-2790

Electronic Mail: agencyservices.requests@wachovia.com

Account No.: 01459670340202

Reference: Agency West Cash Account

Attention: Agency Services

ABA #: 053000219

SWING LINE LENDER:

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication Agency Services

Telephone: 704 590 2706

Telecopier: 704 590 2790

Electronic Mail: agencyservices.requests@wachovia.com

Account No.: 01459670340202

Reference: Agency West Cash Account

Schedule 10.02 – Page 1

Attention: Agency Services

ABA #: 053000219

Other Notices as a Lender:

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code: D1109-019

Attention: Syndication Agency Services

Telephone: (704) 590-2706

Telecopier: (704) 590-2790

Electronic Mail: agencyservices.requests@wachovia.com

L/C ISSUER:

Wells Fargo Corporate Banking

301 S. College Street

Charlotte, NC 28288

Mail Code: MAC D1053-150

Attention: Karen Hanke

Telephone: (704) 374-3061

Telecopier: (704) 715-1486

Electronic Mail: karen.hanke@wachovia.com

L/C ADMINISTRATOR:

Wells Fargo Corporate Banking

301 S. College Street

Charlotte, NC 28288

Mail Code: MAC D1053-150

Attention: Karen Hanke

Telephone: (704) 374-3061

Telecopier: (704) 715-1486

Electronic Mail: karen.hanke@wachovia.com

BORROWER:	Torchmark Corporation
3700 South Stonebridge Drive
McKinney, Texas 75070

Attention:	Danny H. Almond
Telephone:	(972) 569-3713
Telecopier:	(972) 569-3282
Electronic Mail:	dalmond@torchmarkcorp.com
Website Address:	www.torchmarkcorp.com

Schedule 10.02 – Page 2

TMK:	TMK Re, Ltd.
3700 South Stonebridge Drive
McKinney, Texas 75070

Attention:	Danny H. Almond
Telephone:	(972) 569-3713
Telecopier:	(972) 569-3282
Electronic Mail:	dalmond@torchmarkcorp.com
Website Address:	www.torchmarkcorp.com

Schedule 10.02 – Page 3